UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

OLD GLORY HOLDING COMPANY

(Exact name of issuer as specified in its charter)

Commission File Number: 024-12512

Delaware	31-1210180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3401 NW 63rd Street, Suite 600, Oklahoma City, Oklahoma 73116	14489
(Address of principal executive offices)	(Zip Code)

(888) 446-5345

(Issuer’s telephone number, including area code)

 Title of each class of securities issued pursuant to Regulation A: Class A Common Stock

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Note Regarding Forward-Looking Statements

In this report we make forward-looking statements concerning trends and future conditions, including the future of the banking industry, our business strategy, continued acceptance and growth of our assets, loans and deposits, and the development and addition of products. These statements can be identified by the use of forward-looking terminology such as “may,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “continue” or other similar words. These statements and similar expressions discuss expectations of the future and are intended to identify forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this report. We caution readers not to place undue reliance on any of these forward-looking statements, which reflect our views on the date of this report.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this report. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

Item 1. Business

Corporate Structure

Old Glory Holding Company, a Delaware corporation (the “Company”), was formed in November of 2021. In June of 2022, the Company made a filing with the Federal Reserve to become a holding company under the Bank Holding Company Act of 1956. Effective November 30, 2022, the Company obtained regulatory approval from the Federal Reserve, the FDIC, and the Oklahoma State Banking Department to purchase 100% of the equity of First State Bank in Elmore City, OK, which is an FDIC insured state-chartered bank that was established in 1903 (“FSB”). The acquisition of FSB was consummated on November 30, 2022, whereupon its name was changed to Old Glory Bank (“Old Glory Bank” or “Bank”). The Company also owns 100% of the equity of Old Glory Intellectual Property Holdings, LLC., a Georgia limited liability company, which entity holds intellectual property rights relating to Old Glory Bank’s trademarks.

The Company’s administrative offices are located at 3401 NW 63rd St., Suite 600, Oklahoma City, OK 73116, and the telephone number is (405) 934-1714.

The Company is merely a “holding company” and conducts no business, independent from its wholly owned subsidiary, Old Glory Bank. As described herein, the only expenses of the Company are directly for the fees to its Board of Directors, insurance, and annual accounting and tax preparation fees.

Old Glory Bank

Old Glory Bank is an online community-oriented bank, but our “community” is not tied to a geographic location, but to a value-system for those individuals who believe in the greatness of America and the US Constitution. People used to select a bank that was closest to their home, but in the age of mobile banking, customers can now select a bank that is closest to their identity.

Old Glory Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to the maximum amounts allowable by law. Old Glory Bank is subject to periodic examinations of its operations and compliance by the FDIC and the Oklahoma State Banking Department.

First State Bank (now known as Old Glory Bank) had approximately $10.5 million in deposits upon the closing of the purchase in December 2022. Upon starting the opening of “online” accounts in April, 2023, we had $10.7 million in deposits. We have now grown to approximately $195 million in deposits as of the date of this filing.

Customers can still walk into our beautiful physical branch in Elmore City, OK, and open a bank account, but nearly all new accounts are opened and managed online.

The Bank has two primary product lines: Consumer Banking Products and Business Banking Products, but we also offer accounts for political/527 organizations. As of the date of this filing, consumer customer accounts represent approximately 97% of the total number of accounts held at the Bank. While consumers hold the preponderance of the Bank’s total number of accounts, the value of the deposits held in such consumer accounts is approximately 79% of the Bank’s total deposits. Many of the Bank’s revenue streams (such as interchange revenue, account activity fees, and net interest margin) track with the relative value of the deposits held by consumers versus businesses.

In late September, 2023, we started opening “online” business accounts for the general public and to-date have already opened more than 2,500 new business accounts. Opening a business account is a more complex process than a consumer account, because CDD (customer due diligence) for a business customer requires much more “human” involvement than the CIP (Customer Information Program) of a consumer account. We built our own virtual onboarding platform for business banking, and we believe we have an attractive user experience for business account opening. Approximately 99% of Old Glory Bank’s business accounts are opened using our online and mobile interfaces rather than onsite within our Elmore City banking location.

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Below is a detailed breakdown of revenue by product as a percentage of the Bank’s total income (i.e., the aggregate of interest income and noninterest income) for the twelve months of both 2023 and 2024.

Source of Revenue	Percentage of Total Revenue
	Full Year 2023	Full Year 2024
Consumer Banking
Non Loan Interest Income generated from consumer deposits	34.3%	55.1%
American Mortgage Bank (AMB)*	45.3%	8.1%
Interchange from debit/credit cards (consumer customers)	4.8%	10.5%
Consumer Loan Interest Income	1.3%	0.2%
Account Fees (consumer customers)	1.2%	0.4%
Mortgage Sale Fee Income	0.0%	1.6%
	87.0%	75.8%
Business Banking
Non Loan Interest Income generated from business deposits	2.6%	8.3%
Business Loan Interest Income	2.8%	2.1%
Interchange from debit/credit cards (business customers)	0	0.3%
Account Fees (business customers)	0.2%	0.2%
	5.6%	10.8%
Miscellaneous
Non Loan Interest Income generated from invested capital	7.0%	5.2%
Cash-IN, OG Alliance, OG Pay, Network Incentives & Loan Fees	0.3%	8.2%
	7.3%	13.4%

	100.0%	100.0%

*The AMB subsidiary was sold in April 2024 and is no longer a component of the Company’s operations. Although AMB generated a meaningful level of revenue, it was unprofitable. Therefore, the sale of AMB has been a net positive for the Bank.

Further discussion of Old Glory Bank’s products is presented in the remainder of this section.

Consumer Banking Products

Our consumer banking products are competitive with the biggest consumer brands (including the challenger/neo banks). We know that many of our customers also have banking relationships with nationally recognized banks, including Wells Fargo, Chase Bank, Bank of America, and PNC. Accordingly, Management believes that its products are viewed by its customers to be comparable to those of such large institutions. Through continued social media promotion, earned media speaking engagements by the Bank’s prominent co-founders, and an expanded use of television and radio paid media, the Bank intends to continue to grow the reach and adoption of its brand, mission and product set. Here is a summary of many features of the Bank’s consumer products:

1.	Free Spending/Checking Accounts and Savings Accounts.

2.	CDs.

3.	Call Center in Durant, OK from 8am-8pm Mon - Sat, which has Middle American team members.

4.	Free Access to 40,000 ATMs – plus low-fee access to almost every ATM on the planet.

5.	Debit Cards, plus “digital issuance” to permit immediate access to funds.

6.	Credit Cards (four tiers for consumers and three for businesses, including a cash-back option).

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7.	Old Glory Pay – our closed-loop, cancel proof version of payment tools such as PayPal.

8.	No-Fee Overdraft Security. Savings-Linked Overdraft Security.

9.	2/3 Day Early Direct Deposit.

10.	Free Bill Pay and ACH Payments.

11.	Personal Financial Planner Dashboard.

12.	Savings Goals.

13.	Integrated Card Manager – robust debit/credit card controls, reporting, and payments.

14.	Charitable Round-Up Options, including Folds of Honor, America’s Vet Dogs, Operation Triage, and more coming soon.

15.	Home Loans, including VA. Easy to use online consumer front-end.

16.	Old Glory Cash-IN – easily deposit cash at 88,000 retailers (discussed below in greater detail).

17.	Old Glory Alliance – Our own Crowd Funding site that recently launched, to compete with GoFundMe, but that will not cancel pro-American campaigns (discussed below in greater detail).

18.	Old Glory Protect– As a benefit to qualifying customers at no cost to the customer, if a police officer, firefighter, member of the Military or US Border Patrol agent opens an account with Old Glory Bank, sets up direct deposit, and is killed in the line of duty, their loved ones receive a death benefit of $100,000 (discussed below in greater detail).

Note: Terms and conditions apply to all products and features.

Non-Loan Interest Income

Old Glory Bank implemented its technology infrastructure and launched an expanded set of products and services, plus onboarded and integrated the team members needed to support a 50-state financial institution during its first 24-months of operations (since April 2023). During this ramp-up period, the Bank’s Board of Directors chose to refrain from aggressively making new loans to consumers and businesses. Accordingly, a relatively high portion of the Bank’s revenue relates to interest earned from lending funds to the Federal Reserve, as well as nominal amounts invested in securities and lent to other banks. Due to consumer accounts being the predominant source of the Bank’s funding, over 55% of the Bank’s revenue in 2024 can be tied to placing consumer-sourced funds into the interest-bearing instruments mentioned above.

Interest Income from Loans to Consumers and Business

Old Glory Bank intends to expand its lending operation in future periods, with an emphasis on business loans. Nevertheless, through the targeted solicitation of consumer loans to the Bank’s growing base of customers, interest income from consumer loans is expected to grow as a percentage of total revenue (currently representing less than 1% of revenue).

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Fees from the Sale of Mortgages

In April 2024, the Bank sold its subsidiary American Mortgage Bank. Although the AMB operation generated over 45% of the Bank’s total revenue in 2023 and 8.1% of total revenue in 2024, the business had an outbound sales cost structure (compensating individuals to seek and obtain new customers) that caused it to operate unprofitably. The Bank intends to grow its “internal” home loan operation that focuses on inbound leads from the Bank’s existing customer base and brand position. This new home loan group currently generates 1.6% of the Bank’s total revenue. Across most markets nationwide, the mortgage industry is competitive and requires marketing expenditure to generate customers. The Bank intends to continue to sell substantially all of the loans it originates to the secondary market (known as “investors”). The Bank prices its loans to be competitive in the marketplace and in promoting its loan it emphasizes its attentive customer service and pro-America appeal. Because the Bank has a growing, nationwide base of consumer customers, Management believes that it can continue to cost-effectively generate leads from its existing customer base, as well as from promotion of its mortgage offering to a broader audience through social media channels.

Interchange Revenue from Consumers’ Debit Card Usage

A meaningful amount of revenue is generated from the transactions associated with use of Old Glory Bank’s debit cards by its consumer customers. Interchange fees are what merchants pay to issuing banks like Old Glory Bank every time customers use a bank’s payment cards. This category of consumer-generated revenue represented nearly 5% of total revenue in 2023 and approximately 11% of total revenue in 2024. Interchange revenue is expected to grow as Old Glory Bank’s customer base grows and as a greater portion of the Bank’s customers implement direct deposit of their compensation and benefits payments into their Old Glory Bank accounts. The Bank’s partner-provided credit card program currently generates an insignificant portion of the Bank’s interchange revenue, with the preponderance of such revenue being generated by the Bank’s directly issued debit cards.

Old Glory Cash-IN

A big challenge for customers of most mobile banking solutions is the ability to deposit cash. Of course, with online banking, it is easy to deposit a check on your phone, and it is easy to withdraw cash from an ATM, but the ability to deposit cash typically is a challenge with mobile banking.

Our technology team solved this friction point for on-line banking, and we deployed a solution that allows Old Glory Bank customers to walk into approximately 88,000 various retail locations around the country to deposit cash. These locations include major grocers, drug store chains, “big box” general retailers, truck stops, convenience stores and other retailers that participate in the cash-in network. Our customer simply shows the cashier a bar code within our App, the customer hands the cashier the cash, and the cash will be credited immediately to the customer’s Old Glory Bank account.

Old Glory Cash-IN is made available to our customers primarily as a convenience offering to address the needs of customers who require the ability to deposit cash into their bank account(s), thereby making Old Glory Bank competitive with banks that maintain networks of physical branch locations. Under the Bank’s current pricing, there is no charge to make a deposit of $200.00 or more. For smaller deposits, the current fee charged to a customer is $2.99. The aggregate revenue generated by users of Cash-IN is negligible (less than 1.0% of total revenue), as our customers have embraced the service to such an extent that the average Cash-IN deposit exceeds $360.00. Accordingly, relatively few Cash-IN deposit transactions generate the $2.99 transaction fee.

Old Glory Alliance - Crowd Funding

Over the years, online services have been introduced to the marketplace that allow individuals and organizations to initiate fundraising campaigns that benefit specific individuals, charitable causes or other forms of advocacy. Old Glory Alliance, which launched in Q2 of 2024, is our crowd funding solution that allows people to support causes and campaigns that are important to them and that share their values. As with Old Glory Bank’s bank accounts, we will never cancel a lawful campaign, even if we disagree with the views or politics of the fundraising campaign’s sponsor or of its beneficiary. We promote Old Glory Alliance through our website and through social media posts.

Old Glory Alliance is an attractive customer deposit acquisition model because the cost of deposits is zero, as we do not pay interest on these accounts. Actually, the cost of the deposits generated through Old Glory Alliance is less than zero, because donors pay us a “convenience fee” (currently 3.0%) to accept their donations into these accounts on which we make a margin. As Old Glory Alliance was launched only recently, its impact as a revenue and deposit generator is not yet materially measurable.

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Old Glory Protect – “We Protect those who Protect You”

If a Bank customer is in the Military (active duty, reserve, or guard) or serves in law enforcement (state, local, and federal), is a firefighter (including volunteers), or is an agent in the US Border Patrol (a “Protector”), and the Protector establishes direct deposit with Old Glory Bank (at least $1,000 in aggregate monthly), then they qualify for Old Glory Protect coverage. If a Protector dies in the “line of duty,” the Protector’s family (or other beneficiary designated), will receive a $100,000 death benefit. We estimate that there are more than 5 million eligible Protectors within the United States.

The Bank promotes Old Glory Protect through our website and social media posts. We intend to coordinate promotional campaigns facilitated by organizations that serve the various military and first responder constituencies that are eligible for coverage.

Everest Reinsurance Company (A.M. Best A+) provides the underwriting for Old Glory Protect. Participation in the Old Glory Protect program is free to the qualifying Protectors. In addition, we anticipate a significant degree of positive goodwill being generated among the general population by promoting Old Glory Bank as “the bank that protects those who protect you.” We are not aware of any bank that has ever done something like this for the heroes who keep us safe.

Old Glory Protect was launched in August 2024. The expense is posted as a Marketing Expense in our financial reporting. Even with an assumption of 20% of customers being qualified for coverage under Old Glory Protect by the end of 2028, the expense is anticipated to represent 16% of the Bank’s marketing costs in 2028 or just 1.1% of total non-interest expense.

Old Glory Pay

To serve America with a cancel-proof financial solution, it was not enough to only offer consumer and business banking solutions. We also saw a need to deliver a digital payment solution, like Zelle, Venmo, or PayPal. Many such payment tools selectively exclude lawful transactions they don’t like (such as related to firearms or ammunition) and individuals holding views they don’t support (such as outspoken political supporters). For our solution, we chose not to simply be a typical payment facilitator (a Pay Fac), because transfers would still ride on third-party payment rails, not be cancel-proof, and be subject to the Government’s improper prying eyes. So, we developed and launched a proprietary, closed-loop digital payment solution called Old Glory Pay. We use the term “closed-loop” because Old Glory Pay does not rely on any third-party transfer partners (“rails”). Further, we do not allow third-party banks (e.g., Chase, Bank of America, etc.) to integrate with Old Glory Pay, because if we did, these third-party banks could (i) cancel the transaction (e.g., for buying ammunition) and/or (ii) improperly provide payment data to the government (e.g., for buying a bible).

P2P and P2M Transactions

Our Old Glory Bank customers love using Old Glory Pay to send payments peer-to-peer (P2P). It’s safe, secure, and instant. We are now encouraging our business customers to accept Old Glory Pay as a merchant payment solution (P2M) for transacting with their customers. We believe there is an unprecedented growth opportunity for Old Glory Pay to be the preferred payment solution for pro-American merchants, including in the shooting and firearms space. For example, our customers have a legitimate fear that the legacy payment processors share data with the government about the purchase of firearms and ammunition. Old Glory Pay is private and secure.

Low Merchant Fees and Immediate Settlement

For business customers that accept Old Glory Pay, we charge a merchant processing fee of only 0.99%. This is substantially lower than the fees charged by Mastercard, Visa, AMEX, or PayPal (often in the range of 3%-4%). Old Glory Pay generates no incremental cost to the Bank for each transaction, so the per-transaction margin to Old Glory Bank is 100%. This is a great business for Old Glory Bank, and we provide an important service to merchants and customers.

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Unlike legacy payment solutions (e.g., Visa, Mastercard, AMEX, PayPal), Old Glory Pay immediately settles with the merchant (in about 7 seconds). Merchants no longer need to wait days to obtain their funds. This means that when a merchant accepts Old Glory Pay, it’s like being paid in “cash,” even if the buyer is thousands of miles away buying something on the merchant’s website. Because of our low merchant fees, instant settlement, and protections from the Government’s prying eyes, we believe we have a very compelling offering that merchants will adopt and customers will trust.

Business Banking Products

Most “online” (digital first) banks focus on consumer (retail) banking. We originally planned to wait until late 2024 or early 2025 to integrate and launch business banking, but once we announced consumer banking, our customers immediately communicated strong demand for business banking. We deployed and launched business banking in Q3 2023. Here are our key features:

1.	Consolidated Dashboard – you decide which business and personal accounts to display

2.	Integration with QuickBooks and Quicken

3.	Online Bill Pay

4.	Online Wire Portal

5.	Online ACH Payments – vendors, payroll, taxes

6.	Credit Cards (three tiers, including cash-back option)

7.	Commercial Lending, including SBA and USDA (see associated risks, below)

8.	Owner Controls - add/remove authorized Users and change Access

9.	Custom Account Alerts – monitor balances, transactions, other Activity

10.	Old Glory Pay – as further described above in the Consumer Banking Products section, Old Glory Pay is a service designed for use by the Bank’s business customers, as well as its consumer customers.

Non-Loan Interest Income

As noted above, a significant portion of the Bank’s interest income currently is generated from funds being placed with the Federal Reserve and, to a much lesser degree, other banks and investment securities. The deployment of business account deposits into such instruments generated over 8% of total revenue in 2024 and nearly 3% in 2023.

Business Loan Interest Income

To date, the Bank has engaged in a modest level of lending to its business customers. Starting in January of 2025, the Bank began seeking lending opportunities, both from existing business customers and participation loans with third-party banks. Already in 2025, as of the date of this filing, the Bank has closed on more than $5 million in business loans, which is more than the Bank closed in the prior 3 years. In 2023, interest from business loans represented 2.8% of total revenue, and in 2024 it represented 2.1% of total revenue. The Bank offers its customers a range of traditional lending products, including Small Business Administration loans, working capital lines of credit, vehicle loans and the financing of property, plant and equipment. In addition to marketing to its existing and future bases of business customers, the Bank intends to participate in (i.e., fund a portion of) loans originated by other financial institutions looking to spread their credit risk (“participation loans”).

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Interchange Revenue from Business Customers’ Debit Card Usage

The Bank introduced debit cards to its business accounts in early 2024. Interchange revenue is expected to grow as a result of the continued expansion of the Bank’s business banking customer base, which growth results from businesses seeking Old Glory Bank’s offer of the customer service of a community bank, the online/mobile banking tools of a national bank, and a set of pro-America values that appeal to them. In addition to growing interchange revenue by increasing the number of accounts that can be accessed by debit cards, the Bank intends to grow interchange revenue by driving customers to utilize their cards more often. Through in-app messaging, email communications, and social media posts, the Bank can highlight the convenience of using its debit cards as a form of payment.

Employees

Currently, we have 83 full-time employees and 7 part-time employees. As described above, our customer service representatives work for OmniCare 360. Almost everyone at Old Glory works remotely, other than the tellers and manager in Elmore City, OK (our sole banking location). We have shared office space in both Oklahoma City and Roswell, GA that is utilized by a small number of our employees.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Comparison of Operating Results for the Years Ended December 31, 2024 and 2023

General

For the twelve months ended December 31, 2024, the Company reported a net loss of $20.4 million or $0.51 per basic and diluted share, a difference of $7.6 million or 59% compared to a net loss of $12.8 million or $0.34 per basic and diluted share for the twelve months ended December 31, 2023. Substantially contributing to the greater loss was the recognition of $6.6 million in non-cash, stock-based compensation for employees and service providers in 2024, versus no expense being recognized in 2023, as further described later in this report in the review of non-interest expense. The $6.6 million in stock-based compensation in 2024 had no impact on the Company’s cash flow.

Net Interest Income

Growth in the Bank’s earning asset base resulted in total interest income of $6.8 million for the twelve months ended December 31, 2024, an increase of $4.5 million from the $2.3 million in net interest income for the twelve months ending December 31, 2023.

Substantially driving the increase in interest income was an increase in the Bank’s balances held by the Federal Reserve (recorded as Federal Funds Sold and Excess Balances). Interest income on such funds was $5.9 million for the twelve months ended December 31, 2024, up $4.0 million over the $1.9 million for the twelve months ended December 31, 2023. Further driving interest income was growth in interest on Deposits at Other Banks, which rose to $0.64 million for the twelve months ended December 31, 2024, up $0.49 million over the $0.15 million in interest income for the twelve months ended December 31, 2023. Interest and Fee income from loans remained constant at $0.2 million for the two twelve month periods ended December 31, 2024 and 2023.

Interest expense of $1.0 million was reported for the twelve months ended December 31, 2024, up $0.8 million from the $0.2 million reported for the twelve months ended December 31, 2023. Driving the growth in interest expense was a doubling of deposits, as more fully described below.

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After offsetting the interest expense, net interest income was $5.8 million for the twelve months ended December 31, 2024, an increase of $3.7 million from the $2.1 million in net interest income for the twelve months ending December 31, 2023.

Interest Income and Expense

	Year Ended December 31, 2024	Year Ended December 31, 2023

INTEREST INCOME
Interest and Fees on Loans	$233,238	$215,287
Interest on Federal Funds Sold	720,572	665,278
Interest on Excess Balance Account	5,193,627	1,278,579
Interest on Deposits in Other Banks	642,921	150,106
Interest on Investment Securities	35,771	29,217
Dividends on Restricted Stock	2,000	2,000
TOTAL INTEREST INCOME	6,828,129	2,340,467

INTEREST EXPENSE
Deposits	1,007,916	233,281
TOTAL INTEREST EXPENSE	1,007,916	233,281

NET INTEREST INCOME	$5,820,213	$2,107,186

For the twelve months ended December 31, 2024, the provision for credit losses was $18 thousand, compared to $24 thousand for the twelve months ended December 31, 2023. The additional provision brings the allowance for credit losses to total loans ratio to a level of 1.13% as of December 31, 2024, up 37 basis points from a level of 0.76% as of December 31, 2023.

Noninterest Income

Total noninterest income increased slightly from $2.6 million for the twelve months ended December 31, 2023 to $2.8 million for the twelve months ended December 31, 2024. Contributing to this growth was a substantial increase in the Bank’s income from Service Charges and Fees, which grew by $1.5 million, from $0.3 million for the twelve months ended December 31, 2023 to $1.8 million for the twelve months ended December 31, 2024. Driving the increase in Service Charges and Fees were an $0.8 million increase in interchange revenue (rising from $0.2 million in 2023 to $1.0 million in 2024 due to an increase in debit card use associated with the Bank’s growth in customers and their associated deposits), approximately $0.5 million in card network incentives earned in 2024, and a $0.2 million increase in service charge income.

The Bank sold its American Mortgage Bank mortgage business in April of 2024, which offset a substantial portion of the revenue gains described above. Although the Bank continued to issue mortgage loans and subsequently sell those loans for gain throughout 2024 through its internal mortgage division, the Bank’s gain on the sale of mortgage loans decreased by $1.3 million, from $2.3 million for the twelve months ended December 31, 2023 to $1.0 million for the twelve months ended December 31, 2024.

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Noninterest Expense

Total noninterest expense rose from $17.6 million for the twelve months ended December 31, 2023 to $29.0 million for the twelve months ended December 31, 2024. The increase of $11.4 million was substantially due to the recognition of $6.6 million in non-cash, stock-based compensation for employees and service providers in 2024, versus no such expense being recognized in 2023.

Due to the difficulty in arriving at a value of the B common stock at the time of the option and warrant grants in 2022 and 2023, Management took the position of utilizing the intrinsic value method available under ASC 718-10-15-3. Accordingly, because there was no determinable value at the time of their issuance and no intrinsic value established since that time, no expense relating to options or grants was recognized in the 2023 financial statements. The non-cash, stock-based compensation recorded in 2024 had no impact on the Bank’s cash but was reflected by an increase in additional paid in capital in the same amount.

Cash-based compensation rose from $9.2 million for the twelve months ended December 31, 2023 to $10.0 million, an increase of $0.8 million or 8.6%. This modest increase occurred despite a 100% increase in customer deposits and the associated operational requirements of an expanded base of customers.

Data Processing costs rose to $6.2 million for the twelve months ended December 31, 2024, up $3.9 million from the $2.3 million reported for the twelve months ended December 31, 2023. As a technology-first bank, the Bank incurs additional processing expenses to support the growth of its customer base. This nature of the Bank’s business is reflected in its modest Occupancy and Equipment costs of just $0.2 million for the twelve months ended December 31, 2024. Occupancy and Equipment costs were down $0.3 million from the $0.5 million recorded for the twelve months ended December 31, 2023, a reflection of the Bank’s sale of its American Mortgage Bank subsidiary in April 2024.

Marketing expenses were $1.1 million for the twelve months ended December 31, 2024, an increase of $0.5 million from $0.6 million reported for the twelve months ended December 31, 2023. The increase is primarily related to advertising costs incurred to drive the growth of the Bank’s customer and deposit base.

Outside charges increased from $0.6 million for the twelve months ended December 31, 2023 to $1.0 million for the twelve months ended December 31, 2024, primarily due to increased customer service costs associated with the growth of the Bank’s customer and deposit base.

FDIC Insurance premiums increased from $40 thousand for the twelve months ended December 31, 2023 to $235 thousand for the twelve months ended December 31, 2024. Strong core deposit growth led to the increased premium expense.

Income Taxes

The Company reported no federal or state income tax expense in either 2023 or 2024, due to the Company’s operating losses. The Company had federal and state income tax operating loss (“NOL”) carryforwards of approximately $12.9 million as of December 31, 2023 and $26.9 million as of December 31, 2024.

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Comparison of Financial Condition as of December 31, 2024 and 2023

General

The Company continued its nationwide growth strategy throughout 2024 of expanding its base of business and consumer customers. Total assets grew to $183.4 million as of December 31, 2024, up $85.0 million, or 86%, from the $98.4 million in total assets reported as of December 31, 2023. The balance sheet’s growth was driven by Deposits, which grew by $86.7 million, or more than 100%, from a level of $86.3 million as of December 31, 2023 to $173.0 million as of December 31, 2024.

Total Cash and Cash Equivalents

Cash and Cash Equivalents grew from $89.6 million as of December 31, 2023 to $174.5 million as of December 31, 2024, an increase of $84.9 million or 95%. These amounts comprise Cash and Due from Banks, Federal Funds Sold, Excess Balance Accounts Held at Federal Reserve Banks, and Interest Bearing Deposits with Other Banks.

Loans

The Bank has taken a measured approach to lending as it builds its commercial lending platform. Accordingly, loan balances were $3.7 million as of December 31, 2024, up $0.5 million from the $3.2 million in loan balances as of December 31, 2023.

A summary of the Bank’s loans by portfolio segment as of December 31 is as follows:

	2024	2023

Residential real estate	$522,322	$1,083,221
Commercial real estate	960,533	825,434
Commercial and industrial	1,723,506	1,059,447
Consumer and other (including overdrafts of $74,306 and $67,484, respectively)	578,574	223,284
Total loans	3,784,935	3,191,386

Less allowance for credit losses	(42,700)	(24,349)

Net loans	$3,742,235	$3,167,037

Reserve for Credit Losses

For the twelve months ended December 31, 2024, the allowance for credit losses was $42.7 thousand compared to $24.3 thousand for the twelve months ended December 31, 2023. Creating the greater allowance was an $18.4 provision for credit losses that was recorded in 2024. The ratio of allowance for loan losses to total loans reached a level of 1.13% as of December 31, 2024, up 37 basis points from a level of 0.76% as of December 31, 2023.

Prepaid Expenses

Continued investment in the Bank’s technology platform led to an increase in Prepaid Expenses, which includes the recording of certain technology enhancements and software development that have a useful life of an average of five years. Accordingly, Prepaid Expenses grew to $3.2 million as of December 31, 2024, an increase of $1.2 million from the $2.0 million recorded as of December 31, 2023. Areas of investment include software development work for enhancements to Old Glory Pay and to the Bank’s customer-facing front end for online and mobile banking.

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Deposits

The Bank’s mission-oriented marketing efforts drive strong growth in our core deposits. We offer a variety of deposit products for both consumers and businesses, with a range of interest rates and terms. Customer deposits have historically provided us with a sizeable source of stable and relatively low-cost funds to support asset growth. Our deposit accounts consist of commercial and retail checking accounts, savings accounts, and certificates of deposit.

Due to our strong growth in customer relationships, total deposits grew by $86.8 million throughout 2024, from a level of $86.3 million as of December 31, 2023 to a level of $173.0 million as of December 31, 2024. The increase represented annual deposit growth in excess of 100%. As of December 31, 2024, the Company had no outstanding wholesale funding (brokered deposits or borrowings) on the balance sheet.

As of December 31, 2024, a substantial 35% of the Bank’s deposits were held in non interest bearing demand deposit accounts, while 63% were held in demand deposit accounts and savings accounts that bear interest. While those account types do bear interest, such accounts paid a relatively modest rate of 1.25% annually throughout 2024. The Bank’s CDs held $3.7 million of the Bank’s deposits as of December 31, 2024, or 2.2% of total deposits. The Bank has demonstrated an ability to attract low-cost deposits, which serves to enhance its net interest margin.

The major classifications of deposits as of December 31 are as follows:

	2024	2023

Non interest bearing demand deposit accounts	$60,392,148	$38,186,141
Interest bearing transaction accounts	27,284,928	3,047,110
Savings accounts	81,591,576	44,970,761
Certificates of deposit	3,740,657	75,049

Total Deposits	$173,009,309	$86,279,061

Capital

The Company’s stockholders’ equity remained steady, at $10.3 million as of December 31, 2024, an increase of $100 thousand from the $10.2 million of stockholders’ equity reported as of December 31, 2023.

Invested capital rose from $27.4 million as of December 31, 2023 to $41.3 million as of December 31, 2024, an increase of $13.9 million. An additional $6.6 million was added to stockholder equity to reflect the recognition of stock-based compensation expenses. Offsetting these combined additions of $20.5 million were losses of $20.4 for the twelve months ended December 31, 2024. As further described above, the loss recorded for the twelve months ended December 31, 2024 was composed of an operating loss of $13.8 million and $6.6 million in stock-based compensation.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, and the sale of loans held for sale. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and prepayments are influenced by the growth of our customer base, awareness in the market, general interest rates, economic conditions and competition. The Bank’s Asset/Liability Committee is responsible for establishing and monitoring our liquidity targets and strategies to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers, as well as unanticipated contingencies. We believe that we have substantial sources of liquidity to satisfy our short- and long-term liquidity needs as of the date of this report.

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We regularly monitor and adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows and borrowing maturities, yields available on interest-earning deposits and securities, and the objectives of our asset and liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities. Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending, and investing activities during any given period. As of December 31, 2024, cash and cash equivalents totaled $174.5 million, which represents a liquidity ratio in excess of 100%, a level more than sufficient to cover our deposit base of $173 million.

Our cash flows are derived from operating activities, investing activities, and financing activities as reported in our statements of cash flows included in our financial statements.

At December 31, 2024, we had no loan commitments outstanding. Time deposits due within one year of December 31, 2024, totaled $3.7 million, or 2.2% of total deposits. If such deposits do not remain with us, we are in a very strong position to utilize our cash and cash equivalents to pay out those balances.

Over time, we intend for our primary investing activity to be the origination of loans. Recently, however, during the twelve months ended December 31, 2024, cash used to fund net loan growth was just $0.6 million. In 2023, loan paydowns resulted in a source of cash in the amount of $0.7 million.

Financing activities consist primarily of activity in deposit accounts. We experienced net increases in cash provided from deposits of $86.7 million and $75.8 million during the twelve months ended December 31, 2024 and 2023, respectively. Deposit flows are affected by the overall market level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. As of December 31, 2024, the Bank had no outstanding borrowings from the Federal Reserve or any other financial institutions. As of December 31, 2023, there was $1.6 million outstanding for a warehouse line of credit in place to support the Bank’s former mortgage lending subsidiary AMB.

The Bank is subject to various regulatory capital requirements, including a risk-based capital measure and Tier 1 Leverage Ratio. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2024, and 2023, the Bank exceeded its risk-based regulatory capital requirements but was non-compliant with its Tier 1 Leverage Ratio. As of December 31, 2024, the Bank’s Tier 1 Leverage Ratio was 5.8%, which was substantially lower than its target of 14.0%, as required under its consent order agreement with the FDIC. Nevertheless, the Bank is considered “adequately-capitalized” under regulatory guidelines.

Capital Expenditures

As of December 31, 2024 there were no material capital expenditure commitments outstanding.

Going Concern

As of March 31, 2025, our liquidity ratio is more than 95% and our net loan to asset ratio is less than 5%, with no non-performing commercial real estate. This means that there is sufficient liquidity to satisfy all expected customer withdrawals and that there is no substantive risk to Old Glory Bank from loans. However, our capital will not be sufficient to fund our continued growth and operating losses if we are unable to continue to raise capital as we have historically raised in Q1 of 2025, 2024, and 2023.

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Our financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if we are unable to continue as a going concern. Old Glory Bank’s Total Capital as of December 31, 2024 was $10,093,091, was $10,842,000 as of June 30, 2024, was $10,878,631 as of December 31, 2023, and was $11,658,692 as of December 31, 2022. The audited financial statements as of December 31, 2024, include disclosure in Note 2 by our auditor that expresses substantial doubt about our ability to continue as a going concern, if the Bank is not able to continue to raise capital under its currently qualified Regulation A Offering. Our ability to continue as a going concern and the appropriateness of using the going concern basis of reporting is dependent upon, among other things, additional cash infusion.

Item 3. Directors and Officers

Executive Officers and Board of Directors of Old Glory Holding Company

Name	Position(s)	Age	Since	Term
Dr. Ben Carson	Director	73	3/31/2022	Elected Annually
Tony Dieste	Director	59	3/31/2022	Elected Annually
Larry Elder	Director	72	3/31/2022	Elected Annually
Eric Ohlhausen	Secretary	58	11/9/2021	No Stated Term
Mike Ring	Director, President & CEO	59	11/9/2021	Elected Annually
Dan Schneider	Director	58	3/31/2022	Elected Annually

The aggregate annual Board Fees for all of the Company’s Directors is $475,000.

There are no family relationships.

There are no legal proceedings against any of these Directors.

Dr. Ben Carson. Secretary Carson is an American retired neurosurgeon and politician who served as the 17th United States Secretary of Housing and Urban Development (HUD) from 2017 to 2021 and is a member of the Board of Directors of Old Glory Holding Company since May of 2022. As Secretary of HUD, Secretary Carson was responsible for an organization comprising of approximately 9,600 employees and an annual budget of approximately $44 billion to provide affordable housing. Secretary Carson was a candidate for President of the United States in the 2016 Republican primaries. He is considered a pioneer in the field of neurosurgery. Secretary Carson has written seven best-selling books. In 2021, Secretary Carson launched The American Cornerstone Institute, a tax-exempt entity that champions conservative solutions to the problems facing our nation. Sectary Carson serves as the Executive Director of this institute and its fundamental “cornerstones” are Faith, Liberty, Community, and Life.

Tony Dieste. Mr. Dieste is a member of the Board of Directors of Old Glory Holding Company since May of 2022 and is the founder and Executive Chairman of one of the country’s most influential and longest-running multicultural marketing and advertising agencies, Dieste Inc., now owned by a public, corporate communications holding company. Mr. Dieste is a pioneer and recognized authority on multicultural marketing and media and has helped shape and build relevancy for many of America’s iconic brands. Mr. Dieste was inducted to the American Advertising Federation (AAF) “Hall of Achievement” and was named as one of the 100 Most US Influential Latinos in the US. Mr. Dieste serves on multiple boards and has a long history in private equity and technology companies.

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Larry Elder. Mr. Elder is a member of the Board of Directors of Old Glory Holding Company since May of 2022, an American talk radio and television host, author, film producer, and former candidate for Governor of California and President of the United States. An attorney who hosts The Larry Elder Show, Mr. Elder’s calling card is “we have a country to save,” and that means returning to the bedrock Constitutional principles of limited government and maximum personal responsibility. Mr. Elder has a daily radio show syndicated nationally and a weekly podcast. Mr. Elder is a best-selling author of five books, including “As Goes California: My Mission to Rescue the Golden State and Save the Nation,” and “A Lot Like Me: A Father and Son’s Journey to Reconciliation.” He won a Los Angeles Emmy for “Best News Special” in 1999 and in 2015 was awarded a star on the Hollywood Walk of Fame.

Eric Ohlhausen is Chief Strategy Officer of Old Glory Bank and President of Old Glory Pay since November of 2022 and Secretary of Old Glory Holding Company since 2021. Eric began his career in the banking industry as a commercial lender for NationsBank, prior to its acquisition of Bank of America. From 2019 until co-founding Old Glory Bank, Eric provided consulting and investment advice to financial technology companies through his consulting firm, Elkmont Group, LLC. He also served as SVP Strategic Alliances at Greenlight Financial (from 2018 to 2019) and CFO of Brightwell Payments, which he also co-founded (from 2009 to 2017). Earlier, Eric led M&A for publicly traded Caredata.com (licensor of data sets to healthcare payers and providers) and served as a partner of boutique investment bank Epic Capital Partners. Eric earned a B.A. in economics from the University of Virginia and an MBA from the England’s Manchester Business School, which included studying on exchange at the International University of Japan.

Mike Ring. Mr. Ring is the President and CEO of Old Glory Bank since November of 2022 and a member of the Board of Directors of Old Glory Holding Company since November of 2021. Mr. Ring is a corporate and securities lawyer (JD and LLM in Tax), and prior to forming his own law firm, was a partner in the Corporate and Securities Group of the international law firm, Greenberg Traurig, LLP. Mr. Ring has more than 25 years working directly with small-and mid-cap companies. Mr. Ring is also a founder of Haymon Sports, a sports management firm of professional boxers and owner of the Premier Boxing Champions series (PBC), the world’s largest and most successful boxing company, spanning multiple continents and networks. Mr. Ring provided services as COO to Haymon Sports from 2014 to 2022. Mr. Ring was also one of the founders and Board Members of Katz Broadcasting, the creator of four over-the-air networks.

Dan Schneider. Mr. Schneider is a member of the Board of Directors of Old Glory Holding Company since May of 2022 and has served as the Vice President of Media Research Center and Free Speech America since Sept of 2022. From 2014 to Sept 2022, he was the Executive Director of The American Conservative Union (ACU), where he was instrumental in helping ACU re-imagine its flagship event, The Conservative Political Action Conference, known as CPAC. Mr. Schneider started his career in Washington as chief of staff to Congressman Jim Ryun of Kansas. He went on to serve in the George W. Bush Administration, first as the White House Liaison to Labor Secretary Elaine L. Chao, then as an aid to the President, and finally as an acting assistant secretary at the Department of Health and Human Services. Before joining ACU, Mr. Schneider held a unique position in the U.S. Senate; over five years, he personally selected 300 participants to serve on various bipartisan boards and commissions in the executive branch during the Obama Administration.

Board of Directors of Old Glory Bank

Name	Position(s)	Age	Director Since	Term
Bennett Brown	Director, Chief Credit Officer	78	11/30/2022	Elected Annually
Clay Christensen	Director	63	11/30/2022	3 years ending 11/31/25
Governor Mary Fallin Christensen*	Director	70	11/30/2022	3 years ending 11/31/25
Joseph Meade	Director	63	9/5/2024	Elected Annually
Mike Ring	Director, President & CEO	59	11/30/2022	Elected Annually
Sean Spicer	Director	53	9/5/2024	Elected Annually

*Governor Fallin is married to Mr. Christensen’s brother, and there are no other family relationships. There are no legal proceedings against any of these Directors.

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Bennett Brown. Mr. Brown is the Chief Credit Officer of Old Glory Bank and a member of the Board of Directors of Old Glory Bank since November of 2022. Mr. Brown has more than 50 years in banking, including 7 years as a Bank Examiner at the OCC. Mr. Brown has been a Market President for various big banks and has been President and CEO of 3 community banks, plus started 2 de novo banks, National Bank of Jacksonville in 1987 and American Enterprise Bank of Florida in 2004 where he stayed until 2021. Brown served in the US Army and was stationed at Fort Sill, Oklahoma, in the 1970s.

Clay Christensen. Mr. Christensen is a member of the Board of Directors of Old Glory Bank since November of 2022, and is the former CEO and Chairman of the Board of First State Bank (the predecessor of Old Glory Bank). Mr. Christensen has also been affiliated and involved with First State Bank since 1992 as either an attorney, officer, director or owner. A life-long Oklahoma resident, Mr. Christensen graduated from Oklahoma State and obtained his law degree from the University of Oklahoma. Mr. Christensen is the founder, and current Managing Director, of Christensen Law Group, PLLC, a full-service law firm in Oklahoma City, with an emphasis on Banking Law and Employment. For numerous years, he was the President and an officer of the Oklahoma Venture Forum, as well as President and an officer for the Deer Creek-Edmond School Foundation. He is recognized frequently in Super Lawyers, Best Lawyers, America’s Most Honored Lawyers, and received a Preeminent ranking by Martindale-Hubbell.

Governor Mary Fallin Christensen. Governor Fallin is a member of the Board of Directors of Old Glory Bank since November of 2022 and served as the 27th governor of Oklahoma from 2011 to 2019. She is the first and only woman to be elected Governor of Oklahoma. Governor Fallin also served two terms in the US House of Representatives (5th Congressional District), and she was the first Oklahoma congresswoman since Alice Mary Robertson in 1920. Governor Fallin served on the Committees for Small Business, Armed Services, Natural Resources, and Transportation & Infrastructure. Governor Fallin was also elected to serve as the 14th Lieutenant Governor of Oklahoma and served for three terms. Governor Fallin served as chair of the National Lieutenant Governor’s Association and was the National Chair of the Governor’s Association during her first term in office. In addition, Governor Fallin was the chair of the Republican Lieutenant Governor’s Association.

Joseph Meade. Mr. Meade is a member of the Board of Directors of Old Glory Bank since September 2024. Mr. Meade worked with the FDIC for 40 years until retiring as the Assistant Regional Director with oversight of examinations and bank applications in Oklahoma, Texas, and Arkansas in July 2024. Mr. Meade also served as Acting Deputy Regional Director in both the Dallas and San Francisco Regional Offices and served as a Section Chief in the Washington Office with oversight of enforcement actions and Large Banks. He also spent over 20 years as an instructor for the FDIC in the Washington headquarters. Recently, Mr. Meade joined Chain Bridge Partners, LLP as a Director. Mr. Meade has served as an advisor for the Southwest Graduate School of Bank at Southern Methodist University. He is a graduate of Fort Hays State University, Hays, Kansas and he Graduate School of Banking at the University of Wisconsin, Madison, Wisconsin.

Mike Ring. Mr. Ring is the President and CEO of Old Glory Bank and a member of the Board of Directors of Old Glory Bank since November of 2022. Mr. Ring is a corporate and securities lawyer (JD and LLM in Tax), and prior to forming his own law firm, was a partner in the Corporate and Securities Group of the international law firm, Greenberg Traurig, LLP. Mr. Ring has more than 25 years working directly with small-and mid-cap companies. Mr. Ring is also a founder of Haymon Sports, a sports management firm of professional boxers and owner of the Premier Boxing Champions series (PBC), the world’s largest and most successful boxing company. Mr. Ring provided services as COO to Haymon Sports from 2014 to 2022. Mr. Ring was also one of the founders and Board Members of Katz Broadcasting, the creator of four over-the-air networks.

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Sean Spicer. Mr. Spicer is a member of the Board of Directors of Old Glory Bank since April 21, 2025. Sean Spicer served as the 30th White House Press Secretary and the White House Communications Director under President Trump’s first term. Previously, he was the Communications Director of the Republican National Committee from 2011 to 2017 and its Chief Strategist from 2015 to 2017. Mr. Spicer has been a member of the United States Navy Reserve since 1999 and currently holds the rank of Commander. He is a graduate of Connecticut College and earned a master’s degree from the Naval War College in Newport, Rhode Island.

Executive Officers and Significant Employees of Old Glory Bank

Mike Boylson is Chief Marketing Officer of Old Glory Bank since November of 2022 and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Mike previously served as CMO of JCPenney where he retired in 2011 after 33 years with the company, including more than ten years in marketing and communications. For eight years while he was CMO, JCPenney had its strongest growth period in history. Mike managed the strategic branding for JCPenney’s top-eight private brands, plus oversaw all customer service call centers, and managed an active customer relationship list of over 44 million. In 2006, JCPenney won the NRF Worldwide Brand Launch of the Year, for “Everyday Matters,” of which Mike managed the creation and execution. He was named to Brandweek’s Power Players eight years in a row and was inducted into the Retail Advertising Hall of Fame in 2006. From 2011 through 2022, Mike co-founded, built, and operated a successful D-Bat franchise in the Dallas area,

Bennett Brown. Mr. Brown is the Chief Credit Officer of Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Mr. Brown has more than 50 years in banking, including 7 years as a Bank Examiner at the OCC. Mr. Brown has been a Market President for various big banks and has been President and CEO of 3 community banks, plus started 2 de novo banks, National Bank of Jacksonville in 1987 and American Enterprise Bank of Florida in 2004 where he stayed until 2021. Brown served in the US Army and was stationed at Fort Sill, Oklahoma, in the 1970s.

Robert Halford is Chief Financial Officer & Senior Vice President of Operations of Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Robert has an MBA from the University of Mississippi and a Bachelor of Professional Accountancy from Mississippi State University. Robert has been a CFO and SVP of Operations at various community banks for 30 years. He was a co-founder of First Commercial Bank (Jackson, MS), a $500 million asset bank that he served as CFO for 21 years until 2021. Robert was also Vice President and Chief Compliance Officer of Wealth Solutions for Smith Shellnut Willson LLC, starting in 2021 until joining Old Glory Bank. Two of the three banks where he has served as CFO were de novo banks.

John Kingma is Chief Technology Officer and Chief Product Officer of Old Glory Bank since January of 2023. John leads product and implementation of Business Banking and has more than seventeen years’ experience in business banking, most recently serving as the VP of Operations and Information Technology Officer for First Community Bank of Michigan, a ten-branch bank that John helped grow from $150 million to over $500 million during his tenure. John has more than fifteen years direct experience in the same technology platform as Old Glory Bank and was responsible for more than $1b in transactions annually.

Philip Martin is SVP Compliance at Old Glory Bank since August of 2023. Phil has more than ten years of experience in financial institution (“FI”) technology, consulting, and regulatory compliance in both private industry and state government. Starting as a BSA/AML analyst, he became Head of Compliance in December 2018 at Zeuss Technologies and then went on to start his own compliance consulting firm, Copacetic Strategies, LLC, which he sold in November 2020. In May 2021, he became Chief Compliance Officer at Qrails, Inc., a prominent FI, until August 2023. At Old Glory Bank, he designs and implements governance infrastructure and internal controls while assisting across the organization in various product design and roll-out roles. He holds a bachelor’s degree from Richmond, the American International University in London (UK), and is a certified anti money laundering specialist (CAMS).

Rica McGinnis is Vice President, BSA Officer at Old Glory Bank since March of 2023. Rica focuses on anti-money laundering and PATRIOT Act responsibilities. Rica has more than 12 years’ experience in banking and accounting, including more than 7 years with BSA responsibility. Rica is a certified Anti-Money Laundering Specialist and has her BSA/AML Professional Certification. From 2022 to March 2023, Rica was the BSA officer for True Sky Credit Union. From 2016 to 2022, Rica was the BSA officer and Compliance office at First Liberty Bank.

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Eric Ohlhausen is Chief Strategy Officer of Old Glory Bank and President of Old Glory Pay since November of 2022 and Secretary of Old Glory Holding Company since 2021. Eric began his career in the banking industry as a commercial lender for NationsBank, prior to its acquisition of Bank of America. From 2019 until co-founding Old Glory Bank, Eric provided consulting and investment advice to financial technology companies through his consulting firm, Elkmont Group, LLC. He also served as SVP Strategic Alliances at Greenlight Financial (from 2018 to 2019) and CFO of Brightwell Payments, which he also co-founded (from 2009 to 2017). Earlier, Eric led M&A for publicly traded Caredata.com (licensor of data sets to healthcare payers and providers) and served as a partner of boutique investment bank Epic Capital Partners. Eric earned a B.A. in economics from the University of Virginia and an MBA from the England’s Manchester Business School, which included studying on exchange at the International University of Japan.

Charles Ogilvie is Chief Revenue Officer of Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Charles started in banking more than thirty years ago and led the effort to launch the world’s first digital bank in the late 1990s. He then grew Security First to over $400 million in revenues by selling technology to banks around the world. After Security First, Charles started his own company, StillPoint Financial Advisors, a multi-family office using proprietary software to service high net worth clients. Since StillPoint, Charles has served as Chief Revenue Officer for various SaaS companies, leading teams to sell solutions in disruptive technologies such as big data analytics, industrial smart glasses in manufacturing, marketing automation, and digital asset management. From April 2021 to November 2022, Chuck was the VP of Revenue Operations at Onshore Outsourcing. From November 2018 to October 2019, he was the VP of Sales Operations at Scoutbee.

Tom Potratz is Chief Operating Officer of Old Glory Bank since November of 2022. Tom has more than thirty years’ experience across banking and banking technology and has deep experience in technical integrations and vendor management. Previously, Tom served as Senior Vice President and COO of a large division of U.S. Bank from 2015-2021, where he successfully led a team of more than 200 people, being responsible for Vendor Management, Issuing Bank Partner Management, Reg E, Fraud, BSA/AML, Settlement, Customer Support, IVR and Call Centers. Previously, Tom served as a Senior Vice President at Associated Bank in charge of Banking Technology for Retail and Commercial Banking. From 2021 to when joining Old Glory Bank, Tom provided consulting services to various FIs on behalf of Payment Solutions, LLC.

Anne Marie Ring is Chief Legal Officer and EVP Customer Service of Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Anne Marie’s twenty-year legal career began in the international law firm Greenberg Traurig, LLP, where she worked in Corporate and Intellectual Property law. She then worked as in-house counsel at RaceTrac Petroleum, responsible for contracts and operational matters. Anne Marie is co-founder and partner at The Ring Firm, PC, where she has practiced in the areas of Corporate, Human Resources, and Intellectual Property law from 2010 to co-founding Old Glory Bank. In addition, Anne Marie has spent more than twenty years serving her community as a leader on boards of various community groups and non-profit organizations.*

Mike Ring is the President and CEO of Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Mr. Ring is a corporate and securities lawyer (JD and LLM in Tax), and prior to forming his own law firm, was a partner in the Corporate and Securities Group of the international law firm, Greenberg Traurig, LLP. Mr. Ring has more than 25 years working directly with small-and mid-cap companies. Mr. Ring is also a founder and Chief Operating Officer of Haymon Sports, a sports management firm of professional boxers and owner of the Premier Boxing Champions series (PBC), the world’s largest and most successful boxing company. Mr. Ring was also one of the founders and Board Members of Katz Broadcasting, the creator of four over-the-air networks.*

*Anne Marie Ring and Mike Ring have been married for more than 20 years.

Bill Shine is Executive Chairman of Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Bill spent more than twenty years at The Fox News Channel, culminating in his position as Co-President of Fox News Channel and President of the Fox Business Network until 2018. After FNC & FBN, Bill went to The White House to serve as Deputy Chief of Staff for Communications in 2018 and 2019.

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Jennifer Smith is Senior Vice President, Customer Experience & Product at Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. Jennifer has fifteen years of experience designing and delivering training programs, directing external communication, and managing a team of consultants from 1990 to 2006. Jennifer was Training & Quality Assurance Director for a national customer service center and later led a team of Client Service professionals, until she got promoted to Mom and served until joining Old Glory Bank. Jennifer leads Old Glory Bank’s training and development program. She is the direct point-of-contact with our call center and serves the critical role of liaison between customer experience and product.

Michael Staw is Chief Innovation Officer of Old Glory Bank since November of 2022, and before the Bank’s acquisition, of Old Glory Holding Company since 2021. In 1998, Michael started and ran RealTime Gaming, a pioneer in online software, and had more than fifty licensees and hundreds of thousands of simultaneous users. In 2002, Michael created a closed-loop wallet for online payment processing and was an early leader in payment processing, data analytics, security, and consumer privacy. Michael also founded BidCactus, which was one of the first, and then the largest, of the penny auction sites. In 2017, he created ScaledFURY, a software development, data security, and consulting company that has done projects for state lotteries, health care companies, and medical device manufacturers and has performed security audits for Fortune 500 companies where he worked until joining Old Glory Bank. He is a graduate of Princeton University and is the author of three technology patents.

Andrea Lee Valentin, MBA, CFE, CAMS, CFCS, is the SVP, Fraud & Risk at Old Glory Bank since March of 2023. Andrea has more than twenty years’ experience in banking and the financial services industry. From 2008 until joining Old Glory Bank, she worked at FSV Payments and its successor US Bank, as VP, Prepaid Operations, where she was responsible for the Prepaid Financial Intelligence Unit (FIU), bank relations/program management, Reg E dispute processing, complaint response teams and KYC/CIP, AML, and fraud prevention. Andrea is a founding member and President of the Financial Fraud Consortium (FFC), she serves on the ACFE Scholarship foundation as its chair, and she serves as an advisory board member to the Northeast Florida Chapter of the Association of Certified Financial Crime Specialists (ACFCS). Andrea has a BA in accounting from the University of Central Florida and an MBA in Economic Crime and Fraud Management from Utica College.

Thomas Woodmaska is Senior Vice President Business Lending of Old Glory Bank since August of 2023. Tom has over 30 years of lending, credit, origination, risk, compliance and oversight experience. Previously, Tom worked at a large financial institution where he co-managed a $32 billion investment portfolio. From 2010 until joining Old Glory Bank, Tom provided financial consulting services to various government agencies, including the FDIC, the SBA, the USDA and several of the top firms in the banking industry. In addition to successfully building loan portfolios in various asset-classes, Tom has extensive experience in ensuring bank compliance under the Bank Secrecy Act (BSA), Anti-Money Laundering (AML) rules, the Department of the Treasury’s Office of Foreign Assets Control (OFAC) and the Patriot Act (Title III).

Bridget Woytowicz is Vice President, Bank Applications of Old Glory Bank since December of 2022. Bridget has more than ten years in online banking operations, including deposit operations, debit cards, wires, and ACH transactions. Bridget has extensive experience in devising and implementing online banking policies, procedures, and practices to comply with regulatory requirements. From 2021 until joining Old Glory Bank, she worked as AVP Operations/Treasury Management for State Bank of Texas and was the Transit Control Coordinator at Bank of Texas in 2020 to 2021 and the VP Business Applications for Kearny Bank from 2018 to 2020.

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Executive Compensation of Three Highest Payees

Name	Principal Position	Annual Cash Compensation*	Annual Bonus*	Other* Compensation	Total Annual Compensation
Michael P. Ring	President & CEO	$250,000	$0	$0	$250,000
Eric Ohlhausen	Chief Strategy Officer & President of Old Glory Pay	$250,000	$0	$0	$250,000
Michael Staw	Chief Innovation Officer	$250,000	$0	$0	$250,000

*For 2023 and 2024

Employment Agreements

No employees/officers of Old Glory Bank have an employment agreement or post-employment severance obligation.

Deferred Compensation

No employees/officers of Old Glory Bank have any deferred compensation.

Item 4. Security Ownership of Management and Certain Securityholders

Security Ownership of Management and Certain Securityholders

As of March 31, 2025

Title of Class	Name and address* of beneficial owner (as a group and for directors/officers who beneficially own more than 10% of any class of the issuer’s voting securities)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Class A	All executive officers and directors as a group	1,900,000	-	8.97%
Class B	All executive officers and directors as a group	14,521,000	365,660	63.61%
Class B	Michael P. Ring	3,293,417	-	14.07%
Class B	Eric W. Ohlhausen	3,093,417	-	13.22%
Class B	William Shine	2,981,416	-	12.74%

*For all individuals referenced above, unless otherwise noted, the following address applies:
3401 NW 63rd Street, Suite 600, Oklahoma City, OK 73116

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Item 5. Interest of Management and Others in Certain Transactions

Neither the Company nor Old Glory Bank has any transaction (or proposed transaction) with any executive officer, Director, or any holder of our stock (or their family members), other than (i) a lease of 4 offices from Christensen Law Group, P.L.LC., which is the law firm for which Mr. Clay Christensen (a Director and stockholder) owns and manages, for a monthly lease amount of $3,254, and (ii) the April 2024 sale of AMB by Old Glory Bank to a company controlled by the family of a Board member of Old Glory Bank as described below.

The bank that we purchased, First State Bank, had a wholly owned mortgage division known as American Mortgage Bank, LLC, an Oklahoma limited liability company (“AMB”). First State Bank was an FHA approved lender, as a Small Supervised Mortgagee, and AMB operated through First State Bank’s FHA license. AMB originated and underwrote home loans and refinancings and has been operating since 2013. All of AMB’s mortgages were sold to the secondary market. AMB did not generate positive earnings in 2022 or 2023, and in April 2024, Old Glory Bank consummated a sale of AMB to Bluechip Bancshares, LLC (“Bluechip”), a company controlled by the family of a Board member of Old Glory Bank. Bluechip was formerly the 100% owner of First State Bank and was the selling party of the bank to Old Glory Holding Company in the purchase transaction that consummated November 30, 2022.

The sale of AMB was based on an option granted to Bluechip to buy AMB within two years of the November 2022 sale date, contained in the original Stock Purchase Agreement. Terms of the sale included a purchase price approximating the book value of AMB, plus the required exercise of 356,000 of Class B common warrants that had been granted to Bluechip as part of the original 2022 transaction. The gain or loss to be recognized upon finalization is not expected to be material.

Item 6. Other Information

Not Applicable

20

Item 7. Financial Statements

Old Glory Holding Company and Subsidiaries

Oklahoma City, Oklahoma

Consolidated Financial Statements

December 31, 2024 and 2023

F-1

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED FINANCIAL STATEMENTS

F-2

Independent Auditor’s Report

To the Board of Directors

Old Glory Holding Company and Subsidiaries

Oklahoma City, Oklahoma

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Old Glory Holding Company and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, with current capital levels insufficient to safely absorb projected additional operating losses and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

F-3

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Laguna Hills, California

April 30, 2025

F-4

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED BALANCE SHEETS

December 31,	2024	2023

Assets

Cash and Due from Banks	$23,601,595	$7,042,405
Federal Funds Sold	40,563,742	17,394,540
Excess Balance Account at the Federal Reserve	109,894,258	64,457,460
Interest Bearing Deposits with Other Banks	403,560	668,882
TOTAL CASH AND CASH EQUIVALENTS	174,463,155	89,563,287

Interest Bearing Deposits with Other Banks	141,792	240,448
Investment Securities Available for Sale (amortized cost $425,918 and $670,742, net of allowance for credit losses of $0 and $0, at December 31, 2024 and 2023, respectively)	423,106	678,698
Mortgage Loans Held for Sale, at fair value	738,500	1,717,996

Loans:
Total, net of credit mark	3,784,935	3,191,386
Allowance for Credit Losses	(42,700)	(24,349)
NET LOANS	3,742,235	3,167,037

Federal Reserve Bank and Other Bank Stocks	38,327	38,327
Premises and Equipment	478,335	503,471
Core Deposit Intangible	112,000	126,000
Accrued Interest	27,174	20,751
Prepaid Expenses	3,216,009	1,961,018
Other Assets	20,720	432,909
TOTAL ASSETS	$183,401,353	$98,449,942

See accompanying notes to consolidated financial statements.

F-5

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED BALANCE SHEETS, CONTINUED

December 31,	2024	2023

Liabilities and Stockholders’ Equity

Deposits:
Non Interest Bearing	$60,392,148	$38,186,141
Interest Bearing	112,617,161	48,092,920
TOTAL DEPOSITS	173,009,309	86,279,061

Warehouse Line of Credit	-	1,595,026
Repurchase Reserve	-	225,149
Accrued Interest and Other Liabilities	124,776	183,416
TOTAL LIABILITIES	173,134,085	88,282,652
Stockholders’ Equity:
Class A Common Stock, $0.0001 par value; 25,000,000 shares authorized; 21,187,076 and 19,088,600 shares issued at December 31, 2024 and 2023, respectively	2,119	1,909
Class B Common Stock, $0.0001 par value; 75,000,000 shares authorized; 20,457,355 and 19,937,000 shares issued at December 31, 2024 and 2023, respectively	2,046	1,994
Surplus	47,964,886	27,443,033
Accumulated Deficit	(37,690,597)	(17,286,226)
Accumulated Other Comprehensive (Loss) Income	(11,186)	6,580
TOTAL STOCKHOLDERS’ EQUITY	10,267,268	10,167,290

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$183,401,353	$98,449,942

See accompanying notes to consolidated financial statements.

F-6

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Year Ended December 31, 2024	Year Ended December 31, 2023

INTEREST INCOME
Interest and Fees on Loans	$233,238	$215,287
Interest on Federal Funds Sold	720,572	665,278
Interest on Excess Balance Account	5,193,627	1,278,579
Interest on Deposits in Other Banks	642,921	150,106
Interest on Investment Securities	35,771	29,217
Dividends on Restricted Stock	2,000	2,000
TOTAL INTEREST INCOME	6,828,129	2,340,467

INTEREST EXPENSE
Deposits	1,007,916	233,281
TOTAL INTEREST EXPENSE	1,007,916	233,281

NET INTEREST INCOME	5,820,213	2,107,186

Provision for Credit Losses	18,351	24,349

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	5,801,862	2,082,837

NONINTEREST INCOME
Service Charges, Fees and Other	1,791,068	310,578
Gain on sale of mortgage loans	932,305	2,316,067
Other Operating Income	69,038	20,699
TOTAL NONINTEREST INCOME	$2,792,411	$2,647,344

See accompanying notes to consolidated financial statements.

F-7

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED STATEMENTS OF INCOME (LOSS), CONTINUED

	Year Ended December 31, 2024	Year Ended December 31, 2023

NONINTEREST EXPENSE
Salaries and Employee Benefits	$16,558,004	$9,225,471
Occupancy and Equipment	248,493	544,069
Origination and Processing Costs for Mortgage Loans	-	200,997
Data Processing	6,191,380	2,308,265
Loan Expense	45,032	31,251
Office Expense	30,195	40,699
Insurance	273,354	90,453
Training and Employee	345,827	240,925
Marketing	1,108,619	648,025
Operating Losses	357,419	866,847
Software and Subscriptions	-	153,934
Franchise Taxes	19,196	31,333
Consultants	1,089,503	610,944
Outside Charges	1,046,431	593,375
Bank Director Fees	241,664	225,000
Holding Company Director Fees	515,258	475,008
Audit, Tax, and Accounting	271,912	136,530
Legal	34,877	11,832
Core Deposit Intangible Amortization	14,000	14,000
Miscellaneous Expenses	609,474	346,480
Goodwill impairment	-	761,995
TOTAL NONINTEREST EXPENSE	29,000,638	17,557,433
LOSS BEFORE INCOME TAXES	(20,406,365)	(12,827,252)
Income Taxes	-	-
NET LOSS	$(20,406,365)	$(12,827,252)

Earnings per share:
Basic and Diluted	$(0.51)	$(0.34)

See accompanying notes to consolidated financial statements.

F-8

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2024	Year Ended December 31, 2023

NET LOSS	$(20,406,365)	(12,827,252)

Other comprehensive income before tax:
Unrealized (loss) gain on investment securities available for sale
Unrealized holding (loss) gain	(23,806)	2,787

Income tax expense:
Unrealized (loss) gain on investment securities available for sale	(6,040)	711
Other comprehensive (loss) income	(17,766)	2,076

COMPREHENSIVE LOSS	$(20,424,131)	$(12,825,176)

See accompanying notes to consolidated financial statements.

F-9

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Class A Common Shares	Class A Common	Class B Common Shares	Class B Common		Accumulated	Accumulated Other Comprehensive
	Outstanding	Stock	Outstanding	Stock	Surplus	Deficit	Income (Loss)	Total

Balance, December 31, 2022	17,000,000	$1,700	19,937,000	$1,994	$16,998,248	$(4,456,980)	$4,504	$12,549,466

Net loss	-	-	-	-	-	(12,827,252)	-	(12,827,252)
Other comprehensive income	-	-	-	-	-	-	2,076	2,076
Issuance of Class A Shares	2,088,600	209	-	-	10,442,791	-	-	10,443,000

Balance, December 31, 2023	19,088,600	$1,909	19,937,000	$1,994	$27,441,039	$(17,284,232)	$6,580	$10,167,290

Net loss	-	-	-	-	-	(20,406,365)		(20,406,365)
Other comprehensive loss	-	-	-	-	-	-	(17,766)	(17,766)
Stock compensation expense	-	-	-	-	6,606,771	-	-	6,606,771
Exercise of warrant options	-	-	386,000	39	385,961	-	-	386,000
Issuance of Class A Shares	2,098,476	210	-	-	12,590,640	-	-	12,590,850
Issuance of Class B Shares	-	-	134,355	13	940,475	-	-	940,488

Balance at December 31, 2024	21,187,076	$2,119	20,457,355	$2,046	$47,964,886	$(37,690,597)	$(11,186)	$10,267,268

See accompanying notes to consolidated financial statements.

F-10

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2023

Cash flows from operating activities:
Net loss	$(20,406,365)	$(12,827,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	91,431	56,819
Provision for credit losses	18,351	24,349
Amortization of core deposit intangible	14,000	14,000
Gain on sale of mortgage loans	(932,305)	(2,316,067)
Proceeds from loan sales	37,389,636	57,005,170
Loans originated for sale	(35,477,835)	(53,398,758)
Net accretion of securities available for sale	(21,201)	(10,021)
Goodwill impairment	-	761,995
Stock compensation expense	6,606,771	-
Net (increase) decrease in accrued interest	(6,423)	21,921
Net increase in prepaid expenses	(1,254,991)	(1,491,049)
Net decrease (increase) in other assets	412,189	(287,997)
Net (decreased) increase in accrued interest and other liabilities	(58,640)	118,635
Net cash used in operating activities	(13,625,382)	(12,328,255)

Cash flows from investing activities:
Net change in interest bearing deposits with other banks	98,656	9,552
Net (increase) decrease in loans	(593,549)	664,188
Maturities in investment securities available for sale	450,000	161,245
Purchases of investment securities available for sale	(190,973)	-
Purchases of premises and equipment	(66,295)	(242,905)
Net cash, (used in) provided by investing activities	$(302,161)	$592,080

See accompanying notes to consolidated financial statements.

F-11

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

OKLAHOMA CITY, OKLAHOMA

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

	Year Ended December 31, 2024	Year Ended December 31, 2023

Cash flows from financing activities:
Net increase in non interest bearing deposits	$22,206,007	$31,826,088
Net change in interest bearing deposits	64,524,241	43,937,747
Capital contributions	13,531,377	10,443,000
Exercise of warrant options	385,961	-
Net (repayments of) proceeds from warehouse line of credit	(1,820,175)	(49,944)
Net cash provided by financing activities	98,827,411	86,156,891

Net increase in cash and cash equivalents	84,899,868	74,420,716

Cash and cash equivalents at beginning of period	89,563,287	15,142,571

Cash and cash equivalents at end of period	$174,463,155	$89,563,287

Schedule of Certain Cash Flow Information

Interest paid	$1,007,400	$204,315

Income taxes paid	$-	$-

See accompanying notes to consolidated financial statements.

F-12

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Old Glory Holding Company and its subsidiaries (collectively, the “Company”) conform to accounting principles generally accepted in the United States (“U.S. GAAP”) and practices within the banking industry. The following represents the more significant of the accounting and reporting policies and practices.

Nature of Operations

Old Glory Holding Company (the “Company”) is a Delaware Corporation formed in 2021 for the purpose of raising capital and acquiring what is now Old Glory Bank (the “Bank”).

The Company acquired First State Bank of Elmore County (“FSBEC”) on November 30, 2022. At the time, FSBEC had total assets of $13.7 million. FSBEC was subsequently renamed Old Glory Bank. The Bank is a wholly owned Oklahoma State Chartered Bank. The Bank provides conventional loan and deposit services to its customers, with an emphasis on mobile banking. The Bank’s loan portfolio as of December 31, 2024, is primarily from legacy customers of First State Bank and are located in and around Garvin County, Oklahoma. Deposits, which grew by approximately $87 million in 2024, are primarily from the Bank’s online customers which are located throughout the United States. After the acquisition, Old Glory Bank successfully implemented nationwide online and mobile banking for both consumers and businesses.

The Bank’s wholly owned subsidiary, American Mortgage Bank, LLC (“AMB”) was formed and incorporated in November 2013 and is engaged in the business of originating 1–4 family residential mortgages that are sold on the secondary market. AMB originates and sells residential mortgage loans from various states.

In April 2024, the Company negotiated the sale of AMB to Bluechip Bancshares, LLC (“Bluechip”), a company controlled by the family of a board member of Old Glory Bank. The sale of AMB in 2024 was based on an option granted to Bluechip to buy AMB within two years of the FSBEC sale date, contained in the original Stock Purchase Agreement (“Agreement”), as amended. Terms of the sale included a purchase price of $1,196,774, which approximated the book value of AMB, plus the required exercise of 356,000 of Class B common warrants that had been granted to Bluechip in the Agreement.

The Company also owns 100% of the equity of Old Glory Intellectual Property Holdings, LLC., a Georgia limited liability company, which entity holds intellectual property rights relating to Old Glory Bank’s trademarks.

The Company operates under a charter granted by the Oklahoma State Banking Department and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Oklahoma State Banking Department. The Company is headquartered in Oklahoma City, Oklahoma, with its physical banking operation located in Elmore City, Oklahoma.

F-13

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Principles of Consolidation

The consolidated financial statements have been prepared using the accrual basis of accounting and include the accounts of the Company, Bank, and AMB. All significant intercompany accounts and transactions have been eliminated. The Financial Accounting Standards Board (FASB) provides authoritative guidance regarding U.S. GAAP through the Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASUs).

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

An estimate that is particularly susceptible to significant change relates to the determination of the allowance for credit losses. While management uses available information to recognize credit losses on loans, future changes to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for credit losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for credit losses may change in the near term.

Other estimates relate to the determination of the fair value of investment securities, fair market value of mortgage loans held for sale, valuation of deferred tax assets, and goodwill and intangible assets acquired as part of the business combination. The accounting policies for these items and other significant policies are presented below.

Cash and Cash Equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheets caption “Cash and Cash Equivalents.” Cash and cash equivalents include cash, federal funds sold, an excess balance account at the Federal Reserve Bank, and deposits with other financial institutions with maturities fewer than 90 days. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds and excess balance accounts.

Interest Bearing Deposits in Other Financial Institutions

Interest bearing deposits in other financial institutions mature within one to three years and are carried at cost.

F-14

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Securities

Securities are categorized into the following three groups:

●	Securities held to maturity;

●	Securities available for sale; and

●	Trading securities.

The Company has no securities classified as “trading” or “held to maturity.” Securities classified as “available for sale” are carried at their fair value, with fair value adjustments reflected as a component of stockholders’ equity.

The Company reviews its portfolio of investment securities in an unrealized loss position at least quarterly. The Company first assesses whether it intends to sell or it is more-likely-than-not that it will be required to sell the investment securities before recovery of the amortized cost basis. If either of these criteria is met, the investment securities amortized cost basis is written down to fair value as a current period expense. If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making this assessment, the Company considers, among other things, the performance of any underlying collateral and adverse conditions specifically related to the security. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. The Company does not consider the unrealized position of its investment securities to be the result of credit factors because the decline in fair value is attributable to changes in interest rates, and not credit quality, and the Company does not have the intent to sell these investment securities and it is likely that it will not be required to sell the investment securities before their anticipated recovery. Therefore, the Company has not recorded an allowance for credit losses against its investment securities portfolio.

Investment securities purchased at premiums and discounts are amortized and accreted into interest income using methods approximating the interest method. Gains and losses on the sales of investment securities are recognized on a completed transaction basis. The basis of the investment securities sold is determined by specific identification of each investment security.

F-15

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Mortgage Loans Held for Sale

The Company originates mortgage loans to be sold. The Company has elected the fair value option of measurement for loans held for sale to better match revenues and expenses. At the time of origination, the acquiring investors have already been determined and the terms of the loan, including interest rate, have already been set by the acquiring investors, allowing the Company to originate the loan at fair value. As such, loans held for sale as of December 31, 2024 and 2023, are carried at fair value. Mortgage loans are generally sold within 15–30 days of origination. At December 31, 2024 and 2023, the Company had $738,500 and $1,717,996, respectively, of mortgage loans held for sale.

Loans

Loans are stated at the principal amount outstanding. Interest income on loans is accrued and credited to operations based on the principal amount outstanding. Loan origination fees and related costs, if material, are deferred and amortized as a yield adjustment over the life of the related loan. Discounts and premiums received or paid are recognized in interest income as the loan is repaid.

Interest is not accrued on any loan upon which a default of principal or interest has existed for a period of 90 days or over unless the collateral margin or guarantor support is such that full collection of principal and interest is not in doubt and an orderly plan for collection is in process; and any other loan for which full collection of principal and interest is not probable (nonperforming loans). Past due loans are identified based on each loan’s contractual terms. When a loan is placed on nonaccrual and previously accrued but uncollected interest is deemed to be uncollectible, the amount of accrued interest receivable which was recorded in the current year is reversed against current year operations and the remainder is charged against the allowance for credit losses. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. With the exception of a formal debt forgiveness agreement, no loan which has had principal charged-off shall be restored to accrual status unless the charged-off principal has been recovered.

Allowance for Credit Losses

On January 1, 2023, the Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures.

F-16

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Loans, continued

Allowance for Credit Losses, continued

The Company determined there was no material change to retained earnings for the cumulative effect of adopting ASC 326.

Management estimates the allowance balance under the current expected credit loss (“CECL”) model using relevant available information from internal and external sources relating to past events, current conditions, and reasonable and supportable forecasts. The Company elected to utilize a weighted average remaining maturity (“WARM”) methodology.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluation. The Company has made the accounting policy election to use the fair value of the collateral to measure expected credit losses on collateral-dependent financial assets. When management determines that foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Independent appraisals on real estate collateral securing loans are typically obtained at origination. Fair value of real estate securing smaller loans may be determined internally by management. New appraisals are obtained periodically and upon discovery of factors that may significantly affect the value of the collateral. Appraisals on collateral dependent loans are reviewed and considered in the determination of the allowance for credit losses, as discussed above.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost. Amortized cost is the principal balance outstanding, net of purchase premiums and discounts. The Company has made the accounting policy election to exclude accrued interest receivable on loans from the estimate of credit losses because it writes-off uncollectible accrued interest in a timely manner. Interest income is accrued on the unpaid principal balance using the simple-interest method on the daily balances of the principal amounts outstanding.

The allowance for credit losses is a valuation account that is deducted from the loans amortized cost basis to present the net amount expected to be collected on the loans. The allowance for credit losses is adjusted through the provision for credit losses. Loans are charged off against the allowance when management believes the uncollectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

F-17

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Loans, continued

Allowance for Credit Losses, continued

Loans, continued

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. In connection with the adoption of ASC 326, changes were made to the Company’s primary portfolio segments to align with the methodology applied in determining the allowance under the CECL model. The Company has identified the following portfolio segments.

These portfolio segments are separately identified because they exhibit distinctive risk characteristics, such as financial asset types, loan purpose, collateral, and industry of the borrower. A summary of the primary portfolio segments is as follows:

Residential real estate: Loans to individuals that are secured by first and second liens on 1–4 family residential properties. This category includes owner-occupied and nonowner-occupied 1–4 family residential properties.

Commercial real estate: Loans that are secured by non-residential owner occupied and non-owner occupied commercial real estate. For non-owner occupied loans the repayment is either derived from rental income associated with the property or proceeds of sale, refinancing, or permanent financing of the property. For owner occupied loans the repayment source is the cash flow from ongoing operations and activities conducted by the entity. This category includes, among other loans, loans secured by office buildings, manufacturing facilities, churches, warehouses, hotels, retail shops, and similar properties.

Commercial and Industrial: Loans to individuals and businesses for commercial, industrial, agricultural, and professional purposes. This category includes, among other loans, loans secured by oil and gas mining production, a security interest in livestock or crops, heavy equipment, floor plan, assignment of contracts or accounts receivable, and inventory.

Consumer: Secured and unsecured loans extended to individuals for household, family, other personal expenditures, and to purchase new and used passenger cars and other vehicles. Such loans are generally secured by trailers, boats, motorcycles, all-terrain vehicles, and new and used passenger vehicles.

The Company considers various factors to monitor the credit risk in the loan portfolio, including volume and severity of loan delinquencies, nonaccrual loans, internal grading of loans, historical loan loss experience, and economic conditions.

F-18

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Loans, continued

Allowance for Credit Losses, continued

Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Management assessed the need for an allowance for credit loss on off-balance-sheet unfunded commitments and determined the amount is not significant to the Company’s consolidated financial statements.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Buildings and improvements are depreciated using the straight-line method with useful lives ranging from 10 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 15 years.

Leases

The Company leases certain locations and equipment. The Company does not record short term leases with an initial lease term of one year or less on the consolidated balance sheets.

Federal Reserve Bank (FRB) Stock

The Bank is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

F-19

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Goodwill

Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has goodwill as a result of the business combination in November 2022. The Company performs the annual impairment test in the fourth quarter of the calendar year.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. In the fourth quarter of 2023, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the carrying value of the reporting unit exceeded its fair value. Therefore, the Company proceeded to complete the quantitative impairment test.

The quantitative impairment test includes comparing the carrying value of the reporting unit, including the existing goodwill and intangible assets, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a goodwill impairment charge is recorded for the amount in which the carrying value of the reporting unit exceeds the fair value of the reporting unit, up to the amount of goodwill attributed to the reporting unit. After performing the quantitative testing, it was determined that the carrying amount exceeded the reporting unit’s fair value, resulting in an impairment charge of $761,995 for the year ended December 31, 2023. As a result, no goodwill was recorded on the consolidated balance sheets as of December 31, 2024 and 2023. The facts and circumstances that led to an impairment of goodwill were recurring operating losses.

Core Deposit Intangible

The Company’s intangible assets consist of a core deposit intangible (See Note 8). The core deposit intangible is being amortized on a straight-line basis over an estimated useful life of 10 years. At least annually, in the fourth quarter of the calendar year, the Company’s management evaluates its intangible assets for possible impairment. Impairment losses are measured by comparing the fair values of the intangible assets with their recorded amounts. Any impairment losses are reported as other noninterest expense in the consolidated financial statements.

F-20

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Core Deposit Intangible, continued

The evaluation of remaining core deposit intangible for possible impairment involves reassessing the useful life and the recoverability of the intangible assets. The evaluation of the useful life is performed by reviewing the levels of core deposits of the branch acquired. The actual life of a core deposit base may be longer than originally estimated due to more successful retention of customers or may be shortened due to more rapid runoff. Amortization of the core deposit intangible would be adjusted, if necessary, to amortize the remaining net book value over the remaining life of the core deposits. The evaluation for recoverability is only performed if events or changes in circumstances indicate that the carrying amount of the intangible may not be recoverable.

The evaluation of the core deposit intangible for the years ended December 31, 2024 and 2023, resulted in no impairments.

Income Taxes

The Company files a consolidated income tax return with the Bank. The Bank provides for income taxes as if separate returns were filed, and remits to the Company amounts determined to be currently payable. In addition, the Company remits to the Bank any amounts determined to be currently receivable by it.

The Company evaluates and accounts for their uncertain tax positions in accordance with ASC Topic 740, “Income Taxes.” Through its evaluation of the Company’s uncertain tax positions, management has determined no uncertain tax positions existed as of December 31, 2024 or 2023, which would require the Company to record a liability for the uncertain tax positions in its consolidated financial statements. Interest and penalties, if any, resulting from any uncertain tax position required to be recorded by the Company would be presented in other noninterest expense in the consolidated statements of income (loss).

Federal and state income tax statutes dictate that tax returns filed in any of the previous three reporting periods remain open to examination. Currently, the Company has no open examinations with either the Internal Revenue Service or the Oklahoma Tax Commission.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-21

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as net income plus items of other comprehensive income (loss). The Company’s only other comprehensive income reflected in the consolidated financial statements consists of the unrealized gain or loss on investment securities available for sale.

Advertising and Marketing Costs

All costs associated with advertising and marketing are expensed as incurred. Advertising and marketing expenses totaled $1,108,619 and $648,025 for the years ended December 31, 2024 and 2023, respectively.

Transfers and Servicing of Financial Assets

The Company accounts for transfers and servicing of financial assets in accordance with ASC Topic 860, “Transfers and Servicing” (ASC 860). ASC 860 requires that transfers of financial assets be accounted for as sales, when the transferor has surrendered control of the assets. Control over transferred assets is essentially deemed to be surrendered when: a) the assets have been isolated from the Company; b) the transferee obtains the right to pledge or exchange the transferred assets; and c) the Company does not maintain effective control over the transferred assets through an agreement that both entitles and obligates the Company to repurchase or redeem the assets before their maturity. Under this accounting treatment, after a transfer of financial assets, the Company derecognizes the transferred assets; recognizes and measures, at fair value, the servicing assets or liabilities (if considered significant), the other assets it receives or retains, and the liabilities it incurred; and recognizes any gain or loss resulting from the transfer. Transfers of financial assets that do not meet the conditions for sales accounting treatment are accounted for as secured borrowings.

Stock Based Compensation

Compensation cost is recognized for stock options issued to certain employees, directors, and consultants, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options for the year ended December 31, 2024. Prior to 2024, the Company accounted for stock based compensation using the intrinsic value at the date of grant.

Compensation cost is recognized over the requisite service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as they occur.

F-22

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Per Share Results

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options, and warrant options and are determined using the treasury stock method.

Revenue Recognition—Deposit, Service Charge and Fees

The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Revenue Recognition—Mortgage Loans Held for Sale

The transfer of financial assets consists of mortgage loan sales made by the Company. The Company believes all of its mortgage loan sales during the years ended December 31, 2024 and 2023, met the requirements for sales accounting treatment under ASC 860 and have been accounted for as such. The Company does not retain servicing rights related to mortgage loan sales.

During the years ended December 31, 2024 and 2023, the Company recognized gain on the sale of mortgage loans, net of certain expenses, of $932,305 and $2,316,067, respectively.

The Company’s main sources of income are derived from one or more of the following sources: interest income, gain on sale of mortgage loans, and origination and other fees. Interest income will include interest earned on mortgage loans held for sale from the period of closing until the loans are sold. These amounts are calculated and accrued as earned.

The Company sells its mortgage loans in whole loan sales transactions. In whole loan sales transactions, the buyer acquires all future rights (including mortgage servicing rights) to the loans without recourse to the Company except for the industry standard representations and warranties, which generally require the Company to repurchase a loan if the borrower fails to pay its scheduled mortgage payments within the first 90 or 120 days of origination. Gains and losses on whole loan sales are recognized when the Company surrenders control over the loans (generally on the settlement date) and are based upon the difference between the proceeds received and the net carrying amount of the loan.

F-23

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Revenue Recognition—Mortgage Loans Held for Sale, continued

The Company receives fixed standard, servicing, and other ancillary fees on each mortgage loan which is facilitated. These amounts also may include revenue recognition for foreclosed assets held for sale, including assets acquired through or in lieu of loan foreclosures. Revenues and expenses from these operations and changes in the valuation allowance are included in other fees.

Reportable Operating Segment

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. Business components are aggregated into one as operating results for all business components are similar. Accordingly, all of the business components are considered by management to be aggregated in one reportable operating segment.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07 – Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 enhances segment disclosures by requiring inclusion of significant segment expenses, disclosure of the amount and composition of other segment items, previous annual disclosures in interim periods and identification of the position and title of the chief operating decision maker. ASU 2023-07 is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU No. 2023-07 on January 1, 2024. The impact of the adoption was not considered material to the consolidated financial statements and primarily resulted in enhanced disclosures only.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2016, Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2016-13, “Financial Instruments—Credit Losses” (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), in order to provide more timely recording of credit losses on loans and other financial instruments. ASU 2016-13 adds an impairment model (known as the current expected credit loss (CECL) model) that is based on expected credit losses rather than incurred credit losses. It requires an organization to measure all expected credit losses for financial assets carried at amortized cost at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 was initially effective for financial statements issued for fiscal years beginning after December 15, 2020. ASU 2016-13 has been amended numerous times and is currently effective for fiscal years beginning after December 15, 2022. The Company adopted ASU 2016-13 on January 1, 2023, which did not have a significant impact on the Company’s financial position.

F-24

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Recent Accounting Pronouncements, continued

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Financial reporting for periods from January 1, 2023, are presented in accordance with ASC 326. The Company determined there was no material change to retained earnings for the cumulative effect of adopting ASC 326. The note disclosure effects have been reflected in the consolidated financial statements.

Date of Management’s Review of Subsequent Events

Management has evaluated subsequent events through the date that the financial statements were available to be issued, April 28, 2025 and determined there were no events that occurred that required disclosure. No subsequent events occurring after this date have been evaluated for inclusion in these consolidated financial statements.

(2)	GOING CONCERN

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

The Company has experienced losses since inception in 2022 as it invests in the technology and personnel required to support a digital-first bank with a nationally recognized brand and a strategy to serve customers in every state. The Company incurred net losses of $20,406,365 and $12,827,252 during the years ended December 31, 2024 and 2023, respectively, and has an accumulated deficit of $37,690,597 as of December 31, 2024. The Company’s current level of capital is not expected to be sufficient to cover the working capital required to fund operations and to meet minimum regulatory capital requirements over the next 12 months.

The Company has developed a business plan that involves a multiple year effort to reach sustainable levels. As part of the business plan, management intends to raise substantial new capital funds in a Reg A Type 2 capital raise with unaccredited investors to mitigate this adverse condition. As the capital raise plan is highly dependent on the action of multiple potential investors, there can be no assurance that the Company will be able to obtain the additional capital when needed, if at all.

The consolidated financial statements do not include any adjustment to the carrying amounts and classification of assets, liabilities and reported expenses that may be necessary if the Company was unable to continue as a going concern.

F-25

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(3)	SECURITIES

All investment securities are classified as available for sale. The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2024
Securities available for sale:
Obligations of states and political subdivisions	$425,918	$-	$(2,812)	$423,106

	$425,918	$-	$(2,812)	$423,106

2023
Securities available for sale:
Obligations of states and political subdivisions	$670,742	$10,453	$(2,497)	$678,698

	$670,742	$10,453	$(2,497)	$678,698

At December 31, 2024 and 2023, there were no investment securities pledged as collateral.

The amortized cost and estimated fair value of investment securities at December 31, 2024 and 2023, by contractual maturity, are shown below:

	2024		2023
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due in 1 year or less	$272,291	$271,031	$439,246	$446,872
Due after 1 year to 5 years	153,627	152,075	231,496	231,827

	$425,918	$423,106	$670,742	$678,698

A total of three investment securities had unrealized losses at December 31, 2024 and two investment securities had unrealized losses at December 31, 2023. Those investment securities, segregated by investment category and length of impairment, were as follows:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2024
Investment securities available for sale:
Obligations of states and political subdivisions	$198,628	$(52)	$224,478	$(2,760)	$423,106	$(2,812)

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2023
Investment securities available for sale:
Obligations of states and political subdivisions	$269,995	$(2,497)	$-	$-	$269,995	$(2,497)

F-26

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(3)	SECURITIES, CONTINUED

Management has the ability to hold the investment securities classified as available for sale for a period of time sufficient for a recovery of cost. The unrealized losses are largely due to increases in the market interest rates over the yields available at the time the underlying investment securities were purchased. The fair value is expected to recover as the investment securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the investment securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2024 and 2023, management believes the unrealized losses detailed in the table above are temporary, and no loss related to the above investment securities has been recognized in the accompanying consolidated statements of income (loss).

(4)	LOANS AND ALLOWANCE FOR CREDIT LOSSES ON LOANS

The Company grants residential real estate, commercial real estate, commercial and industrial, and consumer loans throughout its defined lending area, which is primarily in and around Garvin County, Oklahoma. The debtors’ ability to honor their obligations to the Company is dependent on the general economic conditions of the defined lending area. Generally, the loans are secured by real estate, accounts receivable, inventory, or commercial property. The loans are expected to be repaid from cash flow or proceeds from the sale of secured assets. The Company’s lending policy requires that secured loans be collateralized by sufficient assets to provide a margin of safety between the loan balance and the value of underlying collateral securing the loan. When borrowers default on loans, the Company pursues normal legal actions to foreclose upon or repossess the collateral securing the loan.

A summary of the Company’s loans by portfolio segment as of December 31 is as follows:

	2024	2023

Residential real estate	$600,028	$1,083,221
Commercial real estate	349,248	825,434
Commercial and industrial	2,338,339	1,059,447
Consumer and other (including overdrafts of $74,306 and $67,484, respectively)	497,320	223,284
Total loans	3,784,935	3,191,386
Less allowance for credit losses	(42,700)	(24,349)

Net loans	$3,742,235	$3,167,037

F-27

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(4)	LOANS AND ALLOWANCE FOR CREDIT LOSSES ON LOANS, CONTINUED

The following presents the activity in the allowance for credit losses by loan portfolio segment for the years ended December 31, 2024, and December 31, 2023. Allocation of a portion of the allowance to one segment of loans does not preclude its availability to absorb losses in other segments.

Year Ended December 31, 2024	Residential Real Estate	Commercial Real Estate	Commercial and Industrial	Consumer	Total

Balance at beginning of year	$2,354	$7,332	$13,441	$1,222	$24,349

Loans charged-off	-	-	-	-	-
Recoveries on loans	-	-	-	-	-

Net loans (charged-off) recovered	-	-	-	-	-

Provision	6,746	(6,032)	14,259	3,378	18,351

Balance at end of year	$9,100	$1,300	$27,700	$4,600	$42,700

Year Ended December 31, 2023	Residential Real Estate	Commercial Real Estate	Commercial and Industrial	Consumer	Total

Balance at beginning of year	$-	$-	$-	$-	$-

Loans charged-off	-	-	-	-	-
Recoveries on loans	-	-	-	-	-

Net loans (charged-off) recovered	-	-	-	-	-

Provision	2,354	7,332	13,441	1,222	24,349

Balance at end of year	$2,354	$7,332	$13,441	$1,222	$24,349

F-28

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(4)	LOANS AND ALLOWANCE FOR CREDIT LOSSES ON LOANS, CONTINUED

The following presents the amortized cost basis of loans on substandard status as of December 31, 2024 and 2023:

	2024	2023

Residential real estate	$45,636	$-
Commercial real estate	76,316	-
Commercial and industrial	214,111	91,252
Consumer	5,260	-

The following presents an aging of the recorded investment in loans past due by loan portfolio segment as of December 31:

	Past Due Still Accruing
	30–89 Days	90 Days and Greater	Total	Current	Total Loans
2024
Residential real estate	$25,984	$-	$25,984	$574,044	$600,028
Commercial real estate	-	-	-	349,248	349,248
Commercial and industrial	77,237	-	77,237	2,261,102	2,338,339
Consumer	10,166	-	10,166	487,154	497,320

	$113,387	$-	$113,387	$3,671,548	$3,784,935

2023
Residential real estate	$46,675	$78,666	$125,341	$957,880	$1,083,221
Commercial real estate	-	-	-	825,434	825,434
Commercial and industrial	-	-	-	1,059,447	1,059,447
Consumer	-	-	-	223,284	223,284

	$46,675	$78,666	$125,341	$3,066,045	$3,191,386

F-29

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(4)	LOANS AND ALLOWANCE FOR CREDIT LOSSES ON LOANS, CONTINUED

Collateral-Dependent Loans

A loan is considered collateral-dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. During the years ended December 31, 2024 and 2023, no material amount of interest income was recognized on collateral-dependent loans subsequent to their classification as collateral-dependent. The Company had no collateral-dependent loans at December 31, 2024 or 2023.

Interest income on impaired loans is recorded by the Company in a manner consistent with its income recognition policies for other loans.

Effective January 1, 2023, the Company adopted ASU 2022-02, which requires certain disclosures for modifications of loans to borrowers experiencing financial difficulties. The Company had no modifications or troubled debt restructurings during the years ended December 31, 2024, and December 31, 2023.

To assess the credit quality of loans, the Company classifies loans into risk categories based on relevant information about the ability of the borrowers to service their debts, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk classifications:

Special mention—Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for these loans or of the Company’s credit position at some future date.

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligors or of the collateral pledged, if any. Loans so classified have one or more well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. These loans are considered potential nonperforming or nonperforming loans depending on the accrual status of the loans.

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. These loans are considered nonperforming.

Loans not meeting the criteria above that are analyzed as part of the above-described process are classified as pass loans.

F-30

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(4)	LOANS AND ALLOWANCE FOR CREDIT LOSSES ON LOANS, CONTINUED

As of December 31, the following table presents the credit risk profile by risk grade by loan portfolio segment by renewal/origination year were as follows:

	2024	2023	2022	2021	2020	2019 & Prior	Grand Total

Residential real estate
Pass	$14,383	$84,129	$79,484	$128,324	$-	$170,366	$476,686
Special mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	45,636	45,636
Doubtful	-	-	-	-	-	-	-
Total	14,383	84,129	79,484	128,324	-	216,002	522,322

Commercial real estate
Pass	$198,705	$430,151	$-	$-	$-	$291,698	$920,554
Special mention	-	-	-	-	-	-	-
Substandard	-	-	39,979	-	-	-	39,979
Doubtful	-	-	-	-	-	-	-
Total	198,705	430,151	39,979	-	-	291,698	960,533

Commercial and industrial
Pass	$811,604	$112,542	$70,513	$199,311	$277,090	$118,277	$1,589,337
Special mention	-	-	-	-	-	-	-
Substandard	-	-	16,428	-	-	117,741	134,169
Doubtful	-	-	-	-	-	-	-
Total	811,604	112,542	86,941	199,311	277,090	236,018	1,723,506

Consumer
Pass	$489,861	$60,351	$11,915	$11,187	$-	$-	$573,314
Special mention	-	-	-	-	-	-	-
Substandard	-	-	-	5,260	-	-	5,260
Doubtful	-	-	-	-	-	-	-
Total	489,861	60,351	11,915	16,447	-	-	578,574

Total	$1,514,553	$687,173	$218,319	$344,082	$277,090	$743,718	$3,784,935

F-31

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(5)	CONCENTRATIONS OF CREDIT RISK

All of the Company’s loans, commitments, and standby letters of credit have generally been granted to customers in the Company’s market area. All such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

As of December 31, 2024 and 2023, the Company had a concentration of credit risk with four financial institutions. The credit risk was in the form of deposits in excess of FDIC-insured amounts. The Company evaluates the stability of the financial institutions it does business with in evaluating credit risk. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments noted above is represented by the contractual or notional amount of the account, less the amount covered by FDIC insurance.

Federal funds sold and excess balance accounts are not considered deposits and as such are not covered by FDIC insurance. The federal funds sold at The Bankers Bank are sold “as agent.” As such, The Bankers Bank sells funds to various banks across the United States. At December 31, 2024 and 2023, the federal funds sold of $40,563,742 and $17,394,540, respectively, were held at correspondent banks and excess balance accounts of $109,894,258 and $64,457,460 were maintained at the Federal Reserve Bank.

The Company grants residential real estate, commercial real estate, commercial and industrial, and consumer loans to customers in the state of Oklahoma. Although the Company has a diversified loan portfolio, the majority of its customers consists of borrowers who are located primarily in Garvin County, Oklahoma, and the surrounding counties. The economic conditions of the market area may have an impact on the debtors’ ability to repay their loans.

(6)	FAIR VALUE MEASUREMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. Fair values may not represent actual values of assets and liabilities that could have been realized on the measurement date or that will be realized in the future. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

ASC Topic 820, “Fair Value Measurement,” establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

F-32

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(6)	FAIR VALUE MEASUREMENTS, CONTINUED

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset and liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs consist of unobservable inputs which are used when observable inputs are unavailable and reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The Company uses appropriate valuation methods based on the available inputs to measure the fair value of its assets and liabilities.

Fair Value Measured on a Recurring Basis

The following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Investment Securities Available for Sale

The fair values of investments in obligations of states and political subdivisions are obtained from independent pricing services utilizing Level 2 inputs. The fair value measurements considered to be observable inputs may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security’s terms and conditions, among other things.

Mortgage Loans Held for Sale

The Company has elected the fair value option for mortgage loans held for sale, which are carried at carrying value plus the expected profit to be recognized at sale.

F-33

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(6)	FAIR VALUE MEASUREMENTS, CONTINUED

Fair Value Measured on a Recurring Basis, continued

The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31:

		Fair Value Measurements at Reporting Date Using
(000’s omitted)	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets/ Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

2024
Financial assets:
Securities available for sale:
Obligations of states and political subdivisions	$423	$-	$423	$-
Total securities available for sale	423	-	423	-

Mortgage loans held for sale	739	739	-	-

	$1,162	$739	$423	$-

F-34

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(6)	FAIR VALUE MEASUREMENTS, CONTINUED

Fair Value Measured on a Recurring Basis, Continued

		Fair Value Measurements at Reporting Date Using
(000’s omitted)	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets/ Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

2023
Financial assets:
Securities available for sale:
Obligations of states and political subdivisions	$679	$-	$679	$-
Total securities available for sale	679	-	679	-

Mortgage loans held for sale	1,718	1,718	-	-

	$2,397	$1,718	$679	$-

During the years ended December 31, 2024, and December 31, 2023, there were no transfers between the various levels.

F-35

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(7)	PREMISES AND EQUIPMENT

Premises and equipment and depreciation and amortization expense at December 31 are summarized as follows:

	2024	2023
Land	$58,527	$58,527
Buildings and improvements	293,769	266,614
Furniture, fixtures, and equipment	275,682	236,552
Total premises and equipment	627,978	561,693
Less accumulated depreciation	(149,643)	(58,222)

Premises and equipment	$478,335	$503,471

Depreciation expense	$91,431	$56,819

(8)	CORE DEPOSIT INTANGIBLE

Core deposit intangible is associated with the November 30, 2022, acquisition of FSBEC. The core deposit intangible is being amortized over a 10-year period on a straight-line basis. The amortization expense was $14,000 for the years ended December 31, 2024 and 2023. At December 31, the gross core deposit intangible and accumulated amortization were as follows:

	2024	2023

Core deposit intangible	$140,000	$140,000
Accumulated amortization	(28,000)	(14,000)

Net carrying value	$112,000	$126,000

F-36

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(8)	CORE DEPOSIT INTANGIBLE

Estimated amortization expense for the next 5 years and thereafter is as follows:

Year Ending December 31,
2025	$14,000
2026	14,000
2027	14,000
2028	14,000
2029	14,000
2030 and thereafter	42,000

$112,000

(9)	DEPOSITS

The major classifications of deposits are as follows:

	2024	2023

Non Interest bearing demand deposit accounts	$60,392,148	$38,186,141
Interest bearing transaction accounts	27,284,928	3,047,110
Savings accounts	81,591,576	44,970,761
Certificates of deposit	3,740,657	75,049

	$173,009,309	$86,279,061

Certificates of deposit that meet or exceed the FDIC Insurance limit of $250,000, total $1,264,707, for the year ended December 31, 2024. All outstanding certificates of deposit were scheduled to mature in less than 1 year.

For both the year ended December 31, 2023, the Company had no certificates of deposit equal to or in excess of $250,000, and all outstanding certificates of deposit were scheduled to mature in less than 1 year.

F-37

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(10)	MORTGAGE LOAN ORIGINATION FUNDING AGREEMENTS

Prior to the sale, AMB originates mortgage loans that are sold on the secondary market. In conjunction with the origination of the mortgage loans, AMB entered into an agreement to obtain funding as follows:

Simmons Bank—Pine Bluff, Arkansas (“Simmons”)

The Company entered into a $4,000,000 warehouse line agreement with Simmons (formerly Southwest Bank in Ft. Worth, Texas). The warehouse line agreement requires certain documents be provided prior to funding a mortgage loan originated by the Company and requires that all closings for the mortgage loans funded by Simmons be done with a title company. Interest charged to the Company under the warehouse line agreement is tied to the interest rate of the mortgage loan(s) associated with the advances made to the Company. In conjunction with the sale of AMB, the agreement was terminated in April 2024. There were no outstanding advances on the warehouse line as of December 31, 2024. As of December 31, 2023, the accompanying consolidated balance sheets included outstanding advances on the warehouse line of $1,595,026.

(11)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet information.

F-38

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(11)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary.

The Company originates mortgage loans for sale. Such loans are pre-approved by the investors who purchase the loans. The Company closes and funds these loans based upon the respective investor’s credit underwriting standards. The Company forwards each loan to the investor within 1–15 days of closing. The investor reviews and accepts each loan and pays the Company for the loan, typically within 30 days of closing.

At December 31, 2024 and 2023, mortgage loans held for sale were $738,500 and $1,717,996, respectively.

Commitments to purchase mortgage loans are obtained by the Company from the investor at a specified price prior to funding. The Company acquires such commitments to eliminate market risk on mortgage loans held for sale. When loans are sold with recourse, the purchaser has recourse against the Company should the borrower become delinquent within specified periods after the loan is sold and subsequently defaults on the loan.

F-39

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(12)	INCOME TAXES

The income tax expense from continuing operations for the years ended December 31 is comprised of the following:

	2024	2023
Current Taxes
Federal	$-	$-
State	-	-
	-	-
Deferred	(4,377,000)	(2,913,000)
Change in valuation allowance	4,377,000	2,913,000

	$-	$-

In accordance with current accounting guidance, the Bank records interest and penalties related to uncertain tax positions as part of income tax expense. There was no penalty or interest expense recorded as of December 31, 2024 and 2023. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

The following is a summary of the components of the net deferred tax assets recognized in the accompanying statements of financial condition at December 31:

	2024	2023

Deferred Tax Assets
Start Up Costs	$777,000	$837,000
Stock Comp	1,046,000	-
Net Operating Loss	6,506,000	3,123,000
	8,329,000	3,960,000

Deferred Tax Liabilities
Net unrealized gain on available -for-sale securities	(1,000)	(1,000)
Other	(1,000)	(9,000)
	(2,000)	(10,000)

Valuation Allowance	(8,327,000)	(3,950,000)

Net deferred tax assets	$-	$-

F-40

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(12)	INCOME TAXES, CONTINUED

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The valuation allowance was established because the Company has not reported earnings sufficient enough to support the recognition of the deferred tax assets.

The Company has federal and state income tax net operating loss (“NOL”) carryforwards of approximately $26.9 million as of December 31, 2024 and $12.9 million as of December 31, 2023, after consideration of IRS code section 382 NOL limitations. The Federal NOL carry forwards do not expire. The Company had NOL carry forwards of approximately $26.9 million for Oklahoma income tax purposes, after consideration of the 382 limitations. The state NOL carry forwards begin to expire in 2042.

The Company is subject to federal income tax and income tax of the state of Oklahoma. Federal and Oklahoma income tax returns for the years ended December 31, 2024, and 2023, are open to audit.

(13)	RELATED-PARTY TRANSACTIONS

There were not any loans to executive officers, directors, and their affiliates during 2024 and 2023.

Demand deposits and time deposits to the Company’s executive officers, directors, significant shareholders, and employees, including their affiliated interests totaled $810,583 and $330,418 for 2024 and 2023, respectively.

The Company rents office space in Oklahoma City from a board member of the Bank. Rent payments on this lease totaled $39,048 and $33,508 in 2024 and 2023, respectively.

On April 4, 2024, the Company sold the AMB subsidiary of the Bank to a company controlled by a board member of the Bank.

(14)	STOCK-BASED COMPENSATION

The Company has one stock-based compensation plan as described below. Total compensation cost that has been charged against income for this plan was $6,606,771, for the year ended December 31, 2024. There was no compensation costs charged against income for the year ended December 31, 2023.

Equity Incentive Plan

The Company’s 2022 Equity Incentive Plan, which is shareholder approved, resolves that the Company reserve a total of 1,800,000 share of Class B Common Stock for issuance thereunder. Under the 2022 Equity Incentive Plan, the Board of Directors has the right to grant to key officers, employees and consultants options, warrants, restricted stock, and other equity.

F-41

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(14)	STOCK-BASED COMPENSATION, CONTINUED

Stock Options

Stock Option grants of Class B common shares may be issued under the 2022 Equity Incentive Plan to certain key employee(s), director(s) and/or advisor(s) of the Company, and the Board acknowledges that such individual(s) will provide important substantial services and believes that such services are a key to the success of the Company.

Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods ranging from 3 to 4 years and have 10 year contractual terms.

For the year ended December 31, 2024, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Prior to 2024, the fair value of each option award is estimated using the intrinsic value at the date of grant.

Volatility has been determined based upon the Company’s trading history. The expected life and forfeiture assumptions are based on historical data. Dividend yield is based on the yield at the time of the option grant.

Assumptions used for stock option grants during 2024 were as follows:

2024

Risk-free interest rate	4.59%
Expected term	7
Expected stock price volatility	40%
Dividend yield	0.00%

F-42

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(14)	STOCK-BASED COMPENSATION, CONTINUED

Stock Options, continued

A summary of stock option activity under the stock option plans during the year ended December 31, 2024 is presented below:

		Weighted Average Exercise	Weighted Average Remaining Contractual
	Shares	Price	Term
Outstanding December 31, 2023	892,000	$1.14	9.02 Yrs
Granted	711,000	5.98
Exercised	-	-
Forfeited or expired	(165,000)	1.56

Outstanding December 31, 2024	1,438,000	$3.48	8.85 Yrs

Exercisable December 31, 2024	425,378	$1.78	8.20 Yrs

For the years ended December 31, 2024 and 2023, the fair value of options that contractually vested amounted to $2,977,649 and $1,174,896, respectively. Stock based compensation has been presented in the consolidated statements of cash flows as an adjustment to reconcile net income to net cash provided by operating activities.

As of December 31, 2024, there was $2,700,040 of total unrecognized compensation cost related to nonvested stock options and warrants granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.05 years.

Warrants

The Company has issued Class B warrant shares to various individuals and vendors, totaling 1,953,449 and 1,066,000 as of December 31, 2024 and 2023, respectively. The warrants provide the holder with the option to purchase Class B Common Stock at an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods ranging from 1 to 3 years and have 10 year contractual terms.

For the year ended December 31, 2024, the fair value of each warrant is estimated on the date of grant using the Black-Scholes option pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Prior to 2024, the fair value of each warrant award is estimated using the intrinsic value at the date of grant.

F-43

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(14)	STOCK-BASED COMPENSATION, CONTINUED

Warrants, continued

Volatility has been determined based upon the Company’s trading history. The expected life and forfeiture assumptions are based on historical data. Dividend yield is based on the yield at the time of the option grant.

Assumptions used for warrants during 2024 were as follows:

2024

Risk-free interest rate	4.94%
Expected term	6
Expected stock price volatility	40%
Dividend yield	0.00%

A summary of warrant activity under the stock option plans during the year ended December 31, 2024 is presented below:

		Weighted Average Exercise	Weighted Average Remaining Contractual
	Shares	Price	Term
Outstanding December 31, 2023	1,066,000	$1.14	9.00 Yrs
Granted	1,273,449	6.00
Exercised	(386,000)	1.00
Forfeited or expired	-	-

Outstanding December 31, 2024	1,953,449	$4.26	9.14 Yrs

Exercisable December 31, 2024	1,659,221	$3.95	9.04 Yrs

F-44

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(14)	STOCK-BASED COMPENSATION, CONTINUED

Warrants, continued

For the years ended December 31, 2024 and 2023, the fair value of warrants that contractually vested amounted to $11,614,545 and $3,400,000, respectively. Stock based compensation has been presented in the consolidated statements of cash flows as an adjustment to reconcile net income to net cash provided by operating activities.

(15)	COMMON STOCK

The Company has authorized 100 million shares of Common Stock, par value $0.0001. The Common Stock has been issued in two classes: (A) one class has been denominated the “Class A Common Stock,” which includes Offered Shares, and (B) the other class has been denominated the “Class B Common Stock,” which is sometimes referred to as the “founder stock.” The Class A Common Stock (Offered Shares) comprises 25,000,000 shares, and the Class B Common Stock comprises 75,000,000 shares.

In the event of a liquidation or sale of the Company and after payment in full of all other creditors, the holders of Class A Common Stock shall be entitled to receive, in preference to the holders of the Class B Common Stock, the sum of their aggregate unrecouped original issue purchase price, or a pro rata portion thereof in the case of insufficient funds. Any excess funds are to be distributed among Class A and Class B holders on a pro-rated basis assuming conversion of all Class A shares into Class B shares.

The Class A Common Stock of any holder may be converted into Class B Common Stock at any time upon the election of such holder based on the share’s original issue price. Additionally, all Class A Common Stock shall be automatically converted into Class B Common Stock, effective upon the occurrence of a Qualified Public Offering assuming that the closing price per share of the first trading day of the Company’s stock is at least 5 times the purchase price of the Class A stock.

(16)	EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

	2024	2023
Basic
Net loss	$(20,406,365)	$(12,827,252)

Weighted average common shares outstanding	40,365,075	37,981,300

Basic and Diluted earnings per common share	$(0.51)	$(0.34)

There were 1,487,207 and 1,232,400 stock options that were anti-dilutive for the years ended December 31, 2024 and December 31, 2023, respectively.

F-45

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(17)	REGULATORY CAPITAL MATTERS

On May 1, 2024, the Bank agreed to a Consent Order from the FDIC and the Oklahoma State Banking Department (“State”), addressing, among other items, Board oversight, monitoring policies, internal control testing, management, operations, and increased capital for the Bank.

The Consent Order was the result of an examination of the Bank by the FDIC and the State that resulted in certain criticisms of the Bank. The Consent Order requires that:

●	The Board of Directors increase participation in the Bank’s affairs by assuming responsibility for the approval of the Bank’s policies and objectives and for the oversight of the Bank’s executive and senior management, including approval of a process to monitor all Bank activities and compliance with the Bank’s Board-approved policies;
●	Board of Directors shall monitor the overall condition of the Bank, its risk profile, and compliance with internal policies, regulations, statutes, statements of policy, and rules;
●	The Bank shall notify the FDIC and State of the resignation or termination of any of the Bank’s directors or executive officers;
●	The Bank shall obtain the written approval of the State prior to the addition of any individual to the Board or the employment of any individual as an executive officer;
●	The Board update its existing business plan to provide updated goals and projections through the year 2026 and submit to the FDIC and State for comment and approval;
●	In the event there are changes to the business plan or any event that results in a deviation of 10%, the business plan must be resubmitted for comment and approval;
●	The Board shall create a written Capital Plan to ensure management is monitoring capital levels and submit to the FDIC and State for comment and approval;
●	After establishing an adequate Allowance for Credit Losses, the Bank shall maintain its Tier 1 Leverage Capital ratio equal to 14 percent of the Bank’s Average Total Assets;
●	The Tier 1 Leverage ratio shall be achieved and maintained through retention of earnings, collection of charged-off assets, reduction in total assets, sale of new equity, or any combination thereof;
●	While this order is in effect, the Bank shall not declare or pay dividends or bonuses, without the prior written consent of the FDIC and State;
●	The Board shall ensure that the interest rate risk management model report is prepared and reviewed by the Board quarterly;
●	The Board shall correct all apparent violations of laws or non-conformance with applicable rules and regulations noted in the Report of Examination of the Bank as of September 18, 2023;
●	The Board shall fully implement the existing Board-approved Audit and Compliance Assessment Policy;
●	The Bank shall conduct audits required by the Audit and Compliance Assessment Policy;
●	The Board shall engage an independent qualified audit firm to audit the Bank’s IT controls;
●	Management shall develop a formal audit tracking system for IT audit issues, vulnerability assessment and penetration test findings, and examination deficiencies;

F-46

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(17)	REGULATORY CAPITAL MATTERS, CONTINUED

●	The Board shall develop, approve, and implement the following formal policies and procedures:
○	Electronic Funds Transfer Policy;
○	Security Incident Response Policy; and
○	Item Processing Procedures.
●	The Board shall ensure that the following policies and programs are revised:
○	The Information Security program;
○	Business Continuity Management Plan; and
○	The Third-Party Security Policy.
●	The Board shall ensure that established IT-related committees meet formally and are performing their delegated IT responsibilities and duties, including conducting, at a minimum, quarterly meetings;
●	The Board shall ensure the Bank’s cybersecurity preparedness and resiliency is at a baseline maturity level. The results of managements cybersecurity evaluation shall be presented to the Board for review and approval;
●	The Board shall initiate procedures to improve the initial vendor analysis process;
●	The Board shall ensure management conducts a full-scope test of the Business Continuity Management Plan and the Incident Response Plan. A written summary of the results shall be provided to the Board;
●	The Bank shall furnish written progress reports to the FDIC and State detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. These reports shall be reviewed by the Board;

The provisions of this Order will remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and State.

The Company is actively engaged in responding to the concerns raised in the Consent Order. The Company will continue their efforts to comply with all provisions of the Consent Order, and believes they are taking the appropriate steps necessary to comply.

Minimum Regulatory Requirements

The federal banking agencies published final rules (the Basel III Capital Rules) that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee and certain provisions of the Dodd-Frank Act. The Basel III Capital Rules apply to banking organizations.

In connection with the effectiveness of Basel III, most banks are required to decide whether to elect to opt-out of the inclusion of Accumulated Other Comprehensive Income (AOCI) in their Common Equity Tier 1 Capital. This is a one-time election and generally irrevocable. If electing to opt-out, most AOCI items will be treated, for regulatory capital purposes, in the same manner in which they were prior to Basel III. The Bank has elected to opt-out of the inclusion.

F-47

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(17)	REGULATORY CAPITAL MATTERS, CONTINUED

Minimum Regulatory Requirements, continued

Among other things, the Basel III Capital Rules: (i) introduce a new capital measure entitled “Common Equity Tier 1” (CET1); (ii) specify that tier 1 capital consist of CET1 and additional financial instruments satisfying specified requirements that permit inclusion in tier 1 capital; (iii) define CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions or adjustments from capital as compared to the existing regulations.

A minimum leverage ratio (tier 1 capital as a percentage of total assets) of 4.0% is also required under the Basel III Capital Rules (even for highly rated institutions). The Basel III Capital Rules additionally require institutions to retain a capital conservation buffer of 2.5% above these required minimum capital ratio levels. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer could face restrictions on capital distributions or discretionary bonus payments to executive officers.

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available-for-sale securities is included in computing regulatory capital. Management believes as of December 31, 2024 and 2023, the Bank does meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

Effective as of the date of the Consent Order, May 1, 2024, and due to the existence of minimum capital ratios in the Consent Order, the Bank’s status under the FDIC’s prompt corrective action rules was, by regulation, lowered from well-capitalized to adequately-capitalized. As a result of its being deemed adequately-capitalized, the Bank cannot accept, renew, or rollover brokered deposits as defined by the regulation.

Additionally, the Bank is subject to rate caps on deposits products as calculated by the FDIC, based on national rates for deposits of comparable size and maturity.

F-48

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(17)	REGULATORY CAPITAL MATTERS, CONTINUED

As of the date of the Consent Order, the FDIC has categorized the Bank as “adequately-capitalized” under the regulatory framework for Prompt Corrective Action (“PCA”) due to the existence of the Order discussed above with minimum capital levels included. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The actual and required capital amounts and ratios are shown in the following table:

					Minimum Requirements
	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Corrective Action Regulations
(000’s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2024:
Total Capital to risk weighted assets	$10,035	61.29%	$1,310	8.00%	$1,637	10.00%
Tier 1 (Core) Capital to risk weighted assets	$9,992	61.03%	$982	6.00%	$1,310	8.00%
Common Tier 1 (CET1)	$9,992	61.03%	$737	4.50%	$1,064	6.50%
Tier 1 (Core) Capital to average assets	$9,992	5.80%	$6,890	4.00%	$8,613	5.00%

					Minimum Requirements
	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
(000’s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2023:
Total Capital to risk weighted assets	$10,059	93.03%	$865	8.00%	$1,081	10.00%
Tier 1 (Core) Capital to risk weighted assets	$10,035	92.80%	$649	6.00%	$865	8.00%
Common Tier 1 (CET1)	$10,035	92.80%	$487	4.50%	$703	6.50%
Tier 1 (Core) Capital to average assets	$10,035	10.83%	$3,707	4.00%	$4,634	5.00%

(18)	COMMITMENTS AND CONTINGENCIES

Legal Matters

In the normal course of business, the Company is involved in legal matters on a day-to-day basis. As of December 31, 2024, the Company had no significant litigation outstanding in which it was a defendant.

Data Processing Contracts

During 2024 and 2023, the Company entered into several agreements for various data processing functions with varying payment requirements and expiration dates. In relation to these agreements, the Company had data processing expense of $6,191,380 and $2,308,265 for the year ended December 31, 2024, and 2023, respectively reflected in the accompanying consolidated financial statements.

F-49

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES
OKLAHOMA CITY, OKLAHOMA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

(18)	COMMITMENTS AND CONTINGENCIES, CONTINUED

Operating Leases

The Company leases its main branch location in Elmore City, OK and an office space in Georgia under long-term, non-cancelable operating lease agreements. The future minimum lease payments for operating leases with original terms greater than one year are as follows:

2025	$29,327
2026	10,172

$39,499

Rent expense for 2024 and 2023, including common area maintenance and rent payments on short-term leases, was $64,084 and $134,089, respectively.

(19)	SEGMENT INFORMATION

An operating segment is generally defined as a component of business for which discrete financial information is available and whose operating results are regularly reviewed by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers.

The chief operating decision maker makes operating decisions and assesses performance based on an ongoing review of the Company’s community banking activities (loan and deposit products), which constitutes the Company’s only operating segment for financial reporting purposes. The Company’s single segment is managed on a consolidated basis by the chief operating decision maker, which is the Executive Committee, consisting of the chief executive officer, chief financial officer, chief risk officer, chief credit officer, and chief banking officer. The accounting policies of the community banking segment are the same as those described in the summary of significant accounting policies of the Company. The chief operating decision maker uses consolidated expense information to manage the operations of the segment. The consolidated expense information is the same as is reported on the income statement as consolidated net income. The measure of segment assets is reported on the balance sheet as total consolidated assets

The chief operating decision maker uses consolidated net income to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into the community banking segment or into other parts of the entity, such as for whole bank or branch acquisitions or to pay dividends.

Net income is used to monitor budget versus actual results. The chief operating decision maker also uses net income in competitive analysis by benchmarking to the Company’s peer banking competitors. The competitive analysis along with the monitoring of budgeted versus actual results are used in assessing performance of the segment and in establishing management’s compensation.

The Company does not have intra-entity revenues or transfers.

F-50

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description

Company’s Offering Statement Form 1-AA filed with the SEC on December 16, 2024

2.1 Certificate of Incorporation of Old Glory Holding Company, dated November 9, 2021 (incorporated by reference to Exhibit 2.1 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

2.2 Amended Certificate of Incorporation of Old Glory Bank, dated November 30, 2022 (incorporated by reference to Exhibit 2.2 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

2.3 Bylaws of Old Glory Holding Company, dated November 9, 2021 (incorporated by reference to Exhibit 2.3 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

2.4 Amended and Restated Bylaws of Old Glory Bank, dated November 30, 2022 (incorporated by reference to Exhibit 2.4 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

4.1 Form of Subscription Agreement for Old Glory Holding Company Class B Common Stock Regulation A (Tier II) (incorporated by reference to Exhibit 4.1 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

6.1 Transfer Agent Services Agreement, dated August 29, 2024, between Rialto Markets Transfer Services, LLC and Old Glory Holding Company. (incorporated by reference to Exhibit 6.1 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

6.2 Old Glory Holding Company 2022 Stock Incentive Plan, dated March 29, 2022 (incorporated by reference to Exhibit 6.2 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

6.3 Form of Award Agreement under the Old Glory Holding Company 2022 Stock Incentive Agreement. (incorporated by reference to Exhibit 6.3 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

6.4 Stock Restriction Agreement Stock Restriction Agreement, dated November 9, 2021 (as amended) between Old Glory Holding Company and the Stockholders that are a party thereto. Note: Investors in this Offering will not become a party hereto.

6.5 Registration Rights Agreement, dated November 9, 2021, between Old Glory Holding Company and the holders of Class A Common Stock that are a party thereto. Note: Investors in this Offering will not become a party hereto. (incorporated by reference to Exhibit 6.5 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

6.6 Deposit Account Control Agreement, dated November 4, 2024, among Old Glory Holding Company, Rialto Markets, and Old Glory Bank (incorporated by reference to Exhibit 6.6 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

11.1 Consent of Eide Bailly LLP to our report relating to the consolidated financial statements of Old Glory Holding Company for the calendar years ended 2024 and 2023

99.1 Consent Order issued by the Federal Deposit Insurance Corporation and the Oklahoma State Banking Department, dated May 1, 2024 in the matter of Old Glory Bank (incorporated by reference to Exhibit 99.1 of the Company’s Offering Statement on Form 1-A/A (Commission File No. 024-12512) filed with the SEC on December 13, 2024).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OLD GLORY HOLDING COMPANY

By:	/s/ Michael P. Ring
Michael P. Ring
President & Chief Executive Officer

Date: April 30, 2025

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael P. Ring	President & Chief Executive Officer	April 30, 2025
Michael P. Ring

/s/ Ben Carson	Director	April 30, 2025
Ben Carson

/s/ Tony Dieste	Director	April 30, 2025
Tony Dieste

/s/ Larry Elder	Director	April 30, 2025
Larry Elder

/s/ Dan Schneider	Director	April 30, 2025
Dan Schneider

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